Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

among:

SYNTA PHARMACEUTICALS CORP.,
a Delaware corporation;

SAFFRON MERGER SUB, INC.
a Delaware corporation; and

MADRIGAL PHARMACEUTICALS, INC.
a Delaware corporation

Dated as of April 13, 2016

i

2.21	Legal Proceedings; Orders	27
2.22	Illegal Payments	28
2.23	Inapplicability of Anti-takeover Statutes	28
2.24	Vote Required	28
2.25	No Financial Advisor	28
2.26	Disclosure; Company Information	28

Section 3.	REPRESENTATIONS AND WARRANTIES OF SAFFRON AND MERGER SUB	29

3.1	Organization	29
3.2	Capitalization	30
3.3	Authority	31
3.4	Non-Contravention; Consents	32
3.5	SEC Filings; Financial Statements	33
3.6	Absence of Changes	35
3.7	Title to Assets	36
3.8	Properties	36
3.9	Intellectual Property	38
3.10	Material Contracts	40
3.11	Absence of Undisclosed Liabilities	42
3.12	Compliance with Laws; Regulatory Compliance	42
3.13	Taxes and Tax Returns	44
3.14	Employee Benefit Programs	47
3.15	Labor and Employment Matters	49
3.16	Environmental Matters	50
3.17	Insurance	50
3.18	Books and Records	51
3.19	Government Programs	51
3.20	Transactions with Affiliates	51
3.21	Legal Proceedings; Orders	51
3.22	Illegal Payments	52
3.23	Inapplicability of Anti-takeover Statutes	52
3.24	Vote Required	52
3.25	No Financial Advisor	52
3.26	Disclosure; Saffron Information	53

Section 4.	CERTAIN COVENANTS OF THE PARTIES	53

4.1	Access and Investigation	53
4.2	Operation of Saffron’s Business	54
4.3	Operation of the Company’s Business	55
4.4	Negative Obligations	56
4.5	Mutual Non-Solicitation	59

Section 5.	ADDITIONAL AGREEMENTS OF THE PARTIES	64

5.1	Disclosure Documents	64
5.2	Stockholder Approval	65
5.3	Regulatory Approvals	67
5.4	Net Cash Schedule	67
5.5	Indemnification of Officers and Directors	68
5.6	Additional Agreements	69
5.7	Disclosure	69
5.8	Listing	70
5.9	Tax Matters	70
5.10	Cooperation	70
5.11	Directors	70
5.12	Stockholder Litigation	71
5.13	Section 16 Matters	71
5.14	Securityholder List	71
5.15	Reverse Split	71
5.16	Preferred Stock and Convertible Debt	71
5.17	Validity of Private Placement for Merger Shares	71
5.18	Forfeiture of Restricted Shares	71
5.19	Company Final Financial Statements	71

Section 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	72

6.1	No Restraints	72
6.2	Stockholder Approval	73
6.3	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business	73
6.4	Proxy Statement	73
6.5	Blue Sky Laws	73

Section 7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SAFFRON AND MERGER SUB	73

7.1	Accuracy of Representations	73
7.2	Performance of Covenants	74
7.3	Consents	74
7.4	Officers’ Certificate	74
7.5	No Company Material Adverse Effect	74
7.6	Preferred Stock and Convertible Debt Conversion	74
7.7	Employment Agreements	74
7.8	Company Private Placement	74
7.9	Restricted Shares	74
7.10	Company Indebtedness	74

Section 8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	75

8.1	Accuracy of Representations	75
8.2	Performance of Covenants	75
8.3	Consents	75
8.4	Officers’ Certificates	75
8.5	No Saffron Material Adverse Effect	75
8.6	Minimum Net Cash	75

Section 9.	TERMINATION	76

9.1	Termination	76
9.2	Effect of Termination	77
9.3	Expenses; Termination Fees	77

Section 10.	MISCELLANEOUS PROVISIONS	78

10.1	Non-Survival of Representations and Warranties	78
10.2	Amendment	78
10.3	Waiver	78
10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	79
10.5	Applicable Law; Jurisdiction	79
10.6	Attorneys’ Fees	79
10.7	Assignability	79
10.8	Notices	80
10.9	Cooperation	80
10.10	Severability	81
10.11	Other Remedies; Specific Performance	81

10.12	Construction	81

SCHEDULES

Schedule I-A	-	List of Certain Saffron Stockholders to sign Saffron Voting Agreement
Schedule I-B	-	List of Certain Company Stockholders to sign Company Voting Agreement
Schedule I-C	-	List of Company’s Executive Officers, Directors and Holders of Securities signing Lock-Up Agreement

EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	Form of Saffron Voting Agreement
Exhibit C	-	Form of Company Voting Agreement
Exhibit D	-	Form of Company Lock-Up Agreement
Exhibit E	-	Certificate of Incorporation of the Surviving Corporation
Exhibit F	-	Form of Company Stockholder Written Consent

v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of April 13, 2016, by and among Synta Pharmaceuticals Corp., a Delaware corporation (“Saffron”); Saffron Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Saffron (“Merger Sub”); and Madrigal Pharmaceuticals, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.                                    Saffron and the Company intend to merge Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL.  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Saffron.

B.                                    For U.S. federal income tax purposes, Saffron, Merger Sub and the Company intend that the Merger, together with the issuance of shares of Saffron Common Stock to the stockholders of the Company, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement will constitute a “plan of reorganization” for purposes of Section 354 and 361 of the Code, and that Saffron, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

C.                                    The Board of Directors of Saffron by unanimous vote of all directors participating in the vote has (i) determined that the Merger is advisable and in the best interests of Saffron and its stockholders, (ii) approved this Agreement, the Merger, the issuance of shares of Saffron Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) determined to recommend that the stockholders of Saffron vote to approve the issuance of shares of Saffron Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and such other actions as contemplated by this Agreement.

D.                                    The Board of Directors of Merger Sub has unanimously (i) determined that the Merger is advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) determined to recommend that the stockholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.

E.                                     The Board of Directors of the Company has unanimously (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of the Company.

F.                                      In order to induce Saffron and Merger Sub to enter into this Agreement and to cause the Merger to be consummated, the Company has entered into a definitive agreement with certain investors irrevocably committing such investors to complete a private placement of convertible notes of the Company raising an aggregate of $9,000,000 of gross proceeds for the Company in multiple tranches, including a tranche of $750,000 of gross proceeds received by the Company on March 1, 2016 and a tranche of $2,625,000 of gross proceeds to be received by the Company concurrently with or prior to the signing of this Agreement (the “Company Private Placement”).

G.                                    In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of Saffron listed on Schedule I-A hereto, are executing voting agreements in favor of the Company concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “Saffron Voting Agreements”).

H.                                   In order to induce Saffron and Merger Sub to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of the Company listed on Schedule I-B hereto, are executing voting agreements in favor of Saffron concurrently with the execution and delivery of this Agreement in substantially the form attached hereto as Exhibit C (the “Company Voting Agreements” and, together with the Saffron Voting Agreements, the “Voting Agreements”).

I.                                        In order to induce Saffron and Merger Sub to cause the Merger to be consummated, each of the Company’s executive officers, directors and holders of shares of Company Capital Stock listed on Schedule I-C will execute lock-up agreements in favor of Saffron prior to the Closing relating to sales and certain other dispositions of shares of Saffron Common Stock or certain other securities in substantially the form attached hereto as Exhibit D (the “Lock-up Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.                                          DESCRIPTION OF TRANSACTION

1.1                               Structure of the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2                               Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.  As a result of the Merger, the Company will become a wholly-owned subsidiary of Saffron.

1.3                               Closing; Effective Time.  Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Mintz, Levin,

Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Saffron and the Company may mutually agree in writing, provided that if all the conditions set forth in Section 6, Section 7 and Section 8 shall not have been satisfied or waived on such second Business Day, then the Closing shall take place on the first subsequent Business Day on which all such conditions shall have been satisfied or waived.  The date on which the Closing actually takes place is referred to as the “Closing Date.”  At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Saffron and the Company.  The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), or at such later time as may be specified in such Certificate of Merger with the consent of Saffron and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4                               Certificate of Incorporation and Bylaws; Directors and Officers.  At the Effective Time:

(a)                                 the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read as set forth on Exhibit E, and as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b)                                 the Certificate of Incorporation of Saffron shall be the Saffron Charter immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time, Saffron shall file an amendment to its certificate of incorporation to change the name of Saffron to “Madrigal Pharmaceuticals, Inc.”;

(c)                                  the Bylaws of the Company shall be amended and restated in their entirety to read identically to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL and such Bylaws;

(d)                                 the directors and officers of Saffron shall be as set forth in Section 5.11; and

(e)                                  the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, shall be the directors and officers of Saffron as set forth in Section 5.11.

1.5                               Conversion of Shares.

(a)                                 At the Effective Time, by virtue of the Merger and without any further action on the part of Saffron, Merger Sub, the Company or any stockholder of the Company:

(i)                                     any shares of Company Common Stock or Company Preferred Stock held as treasury stock prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)                                  subject to Section 1.5(c), each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Saffron Common Stock equal to the Exchange Ratio (the “Merger Shares”).

(b)                                 If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with the Company (other than those shares (if any) which, as a result of the Merger, shall, by the terms of the agreements applicable thereto, vest or for which any such repurchase options or other such restrictions or risks of forfeiture shall lapse), then the shares of Saffron Common Stock issued in exchange for such shares of Company Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Saffron Common Stock shall accordingly be marked with appropriate legends.  The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Saffron is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c)                                  No fractional shares of Saffron Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 1.5(a)(ii), and no certificates or scrip for any such fractional shares shall be issued.  Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Saffron Common Stock (after aggregating all fractional shares of Saffron Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be entitled to receive, from Saffron in accordance with the provisions of this Section 1.5, in lieu of such fractional shares and upon surrender of such Company Stock Certificate(s), a cash payment rounded up to the nearest cent in an amount determined by multiplying (i) the closing price per share of Saffron Common Stock on the NASDAQ Global Market (or such other NASDAQ market on which the Saffron Common Stock then trades), as reported in The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source), on the Closing Date by (ii) the fraction of a share of Saffron Common Stock (after aggregating all shares represented by Company Stock Certificates delivered by such holder rounded up to the nearest one thousandth when expressed in decimal form) to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”).  The Parties acknowledge that payment of the Fractional Share Cash Amount was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Saffron that would otherwise be caused by the issuance of fractional shares.

(d)                                 Each share of Common Stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(e)                                  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Saffron Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock and Company Preferred Stock the same economic effect as contemplated by this Agreement prior to such event.

(f)                                   The certificates representing shares of Saffron Common Stock issuable in the Merger hereunder, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends (along with any other legends that may be required under applicable state and federal corporate and securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

1.6                               Closing of the Company’s Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Stock or Company Preferred Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to Saffron or the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.7.

1.7                               Surrender of Certificates.

(a)                                 Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Saffron shall mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time:  (i) a letter of transmittal in customary form and containing such provisions as Saffron and the Company shall reasonably agree (including (A) a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to Saffron and (B) a general release of all claims against the Company and Saffron); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Saffron Common Stock and the Fractional Share Cash Amount.  Upon surrender of a Company Stock Certificate to Saffron for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Saffron:  (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Saffron Common Stock that such holder has the right to receive (and the Fractional Share Cash Amount) pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate so surrendered shall be canceled.  Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Saffron Common Stock (and the Fractional Share Cash Amount).  If any Company Stock Certificate shall have been lost, stolen or destroyed, Saffron may, in its discretion and as a condition precedent to the delivery of any shares of Saffron Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Saffron against any claim suffered by Saffron related to the lost, stolen or destroyed Company Stock Certificate or any Saffron Common Stock issued in exchange therefor as Saffron may reasonably request.  If any certificates evidencing shares of Saffron Common Stock are to be issued in a name other than that in which the surrendered Company Stock Certificate is registered, it shall be a condition of the issuance thereof that the Company Stock Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Company Stock Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to Saffron any transfer or other tax required by reason of the issuance of a new certificate for shares of Saffron Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered or otherwise establish to the satisfaction of Saffron that such tax has been paid or is not payable.

(b)                                 No dividends or other distributions declared or made with respect to Saffron Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Saffron Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate (or complies with the lost stock provisions) in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(c)                                  Each of Saffron, Merger Sub, the Company and the Surviving Corporation shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Capital Stock immediately prior to the Effective Time or any other Person who is entitled to receive merger consideration pursuant to this Agreement, such amounts as are required to be withheld or deducted under the Code or any other state, local or foreign Tax Law with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable) from any recipient of merger consideration hereunder.  To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

(d)                                 No party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Saffron Common Stock (or dividends or distributions with respect thereto) or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.8                               Appraisal Rights.

(a)                                 Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.5 attributable to such Dissenting Shares.  Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL.  All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.7.

(b)                                 The Company shall give Saffron prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands and Saffron shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Saffron, or to the extent required by applicable law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

1.9                               Further Action.  If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Merger Sub and otherwise) to take such action.

Section 2.                                          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Saffron and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by the Company to Saffron (the “Company Disclosure Schedule”).  The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Section 2.  The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other Sections and subsections in this Section 2 only to the extent it is clear from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

2.1                               Organization.

(a)                                 The Company is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of Delaware.  The Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The certificate of incorporation of the Company (the “Company Charter”) and the bylaws of the Company (the “Company Bylaws”), copies of which have previously been made available to Saffron, are true, correct and complete copies of such documents as currently in effect and the Company is not in violation of any provision thereof.  Other than the Company Charter and the Company Bylaws, the Company is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of the Company or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

(b)                                 The Company does not have, and has never had, any Subsidiaries.

2.2                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 45,000,000 shares Company Preferred Stock.  As of the date hereof, there are 1,105,820 shares of Company Common Stock issued and outstanding (of which 60,820 are shares of restricted stock of the Company) and no shares of Company Preferred Stock issued and outstanding.  As of the date hereof, there are no shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company.  As of the date hereof, there is $39,511,280 aggregate principal amount of Convertible Debt outstanding, which is convertible into an aggregate of 39,273,451 shares of Company Common Stock.  The Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described above. The outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon the Company at the time at which they were issued and were issued in compliance with the Company Charter and Company Bylaws and all applicable Laws.  The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Company Common Stock or any other equity security of the Company or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Common Stock or any other equity security of the Company or obligating the Company to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements.  There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of the Company. Section 2.2(a) of the Company Disclosure Schedule sets forth the pro forma capitalization of Saffron following the Merger.

(b)                                 Section 2.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all issued and outstanding shares of Company Common Stock and shares of Company Preferred Stock, on a holder-by-holder basis.

(c)                                  The Company does not have any equity compensation plans or any individual compensation arrangements with respect to Company Common Stock. To the extent the Company ever had any such arrangements outstanding, Section 2.2(c) of the Company Disclosure Schedule lists such arrangements and provides evidence of the termination of such arrangements, including releases.

2.3                               Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining the Company Stockholder Approval.  The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Board of Directors of the Company.  No other approval or consent of, or action by, the holders of the outstanding securities of the Company, other than the Company Stockholder Approval, is required in order for the Company to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its obligations hereunder.  The Board of Directors of the Company has declared this Agreement advisable, has directed that this Agreement be submitted to the Company Stockholders for adoption and approval and has recommended that the Company Stockholders adopt and approve this Agreement.  Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of the Company is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions.  This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.  All other documents required to be executed by the Company on or prior to the date hereof in connection with the Contemplated Transactions have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

2.4                               Non-Contravention; Consents.

(a)                                 Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter or the Company Bylaws, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on the Company’s assets under, any of the terms, conditions or provisions of any Company Material Contract or other agreement, instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 2.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.4(b) having been made, conflict with or violate any Law applicable to the Company or any of its properties or assets, except in the case of clause (iii) of this Section 2.4(a) for any such conflicts or violations, that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b)                                 No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions (including (A) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and (B) the filing of a Form D Notice of Exempt Offering of Securities or other related filings in reliance on an exemption provided in Regulation D of the Securities Act), (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NASDAQ Global Market, and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

2.5                               Financial Statements.

(a)                                 Section 2.5(a) of the Company Disclosure Schedule includes true and complete copies of the Company’s consolidated balance sheet as of December 31, 2015 and December 31, 2014, and the related consolidated statements of operations, cash flows and stockholders equity for the twelve months ended December 31, 2015 and December 31, 2014, together with the notes thereto (collectively, the “Company Preliminary Financial Statements”).  The Company Preliminary Financial Statements (i) complied, or will comply as to form in all material respects prior to the filing of the Proxy Statement, with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and (iii) fairly present, in all material respects, the financial condition and operating results of the Company as of the dates and for the periods indicated therein.  The balance sheet of the Company as of December 31, 2015 included in Section 2.5(a) of the Company Disclosure Schedule is hereinafter referred to as the “Company Balance Sheet.”

(b)                                 The Company maintains adequate disclosure controls and procedures designed to ensure that material information relating to the Company is made known to the Chief Executive Officer or President and the Chief Financial Officer of the Company by others within those entities.

(c)                                  None of the Company or, to the Knowledge of the Company, any director, officer, employee, or internal or external auditor of the Company has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that the Company has engaged in questionable accounting or auditing practices.

(d)                                 The Company maintains a system of internal accounting controls designed to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; provided, however, that the Company has not adopted or conducted an evaluation of compliance of the Company’s internal accounting controls with, the Internal Control Framework developed by the Committee of Sponsoring Organizations of the Treadway Commission. Since January 1, 2014, the Company has maintained internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and there have been no instances of fraud, whether or not material, involving the management of the Company or other employees of the Company who have a significant role in the internal control over financial reporting of the Company.

2.6                               Absence of Changes.  Since the date of the Company Balance Sheet, the Company has conducted its businesses in all material respects in the Ordinary Course of Business consistent with its past practices.  Except as set forth on Section 2.6 of the Company Disclosure Schedule, after the date of the Company Balance Sheet and on or before the date hereof:

(a)                                 there has not been any change, event, circumstance or condition to the Knowledge of the Company that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(b)                                 there has been no split, combination or reclassification of any of the outstanding shares of the capital stock of the Company, and the Company has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of the capital stock of the Company;

(c)                                  the Company has not allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(d)                                 except as required as a result of a change in applicable Laws or GAAP, there has not been any material change in any method of accounting or accounting practice by the Company;

(e)                                  the Company has not (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures in excess of $100,000, in the aggregate;

(f)                                   there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any of the Company Intellectual Property;

(g)                                  there has been no notice delivered to the Company of any claim of ownership by a third party of any of the Company Intellectual Property owned or developed by the Company, or of infringement by the Company of any Third Party Intellectual Property;

(h)                                 there has not been any: (i) grant of any severance or termination pay to any employee of the Company; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee of the Company; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except in the Ordinary Course of Business consistent with past practice, or as required by any pre-existing plan or arrangement set forth in Section 2.6 of the Company Disclosure Schedule; or (iv) termination of any of the officers or key employees of the Company; and

(i)                                     there has not been any agreement to do any of the foregoing.

2.7                               Title to Assets.  The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it.  All of said assets are owned by the Company free and clear of any Encumbrances, except for:  (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet;

(ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company; and (iii) Encumbrances described in Section 2.7 of the Company Disclosure Schedule.

2.8                               Properties.

(a)                                 Section 2.8(a) of the Company Disclosure Schedule identifies (x) the street address of each parcel of Company Leased Real Property, (y) the identification of the Company Lease and the Company Ancillary Lease Documents and (z) the identity of the lessor, lessee and current occupant (if different than the lessee) of each such parcel of Company Leased Real Property.  With respect to each Company Lease, except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i)                                     the Company Leases and the Company Ancillary Lease Documents are valid, binding and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended, and the Company holds a valid and existing leasehold interest under such Company Leases free and clear of any Encumbrances except Permitted Encumbrances.  The Company has delivered to Saffron full, complete and accurate copies of each of the Company Leases and all Company Ancillary Lease Documents described in Section 2.8(a)(i) of the Company Disclosure Schedule;

(ii)                                  none of the Company Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii)                               the Company Leases and all Company Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv)                              with respect to each of the Company Leases, the Company has not exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Company Lease or Company Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(v)                                 none of the Company, nor, to the Knowledge of the Company, any other party to any Company Leases or Company Ancillary Lease Documents is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Company Leases or any Company Ancillary Lease Documents;

(vi)                              no party to the Company Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Company Leases; and

(vii)                           the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Company Leases or any Company Ancillary Lease Documents.

(b)                                 The Company owns good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Company Intellectual Property, necessary to conduct the Company Business, except for Permitted Encumbrances.  The Company, as lessee, has the right under valid and subsisting leases to use, possess and control all personal property leased by the Company as now used, possessed and controlled by the Company.

(c)                                  The Company Leased Real Property constitutes all of the real property used or occupied by the Company in connection with the conduct of the Company Business.

(d)                                 The Company does not have any Company Owned Real Property, nor is the Company a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

2.9                               Intellectual Property.

(a)                                 Section 2.9(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by the Company or used or held for use by the Company in the Company Business (“Company Patents”), registered and material unregistered Marks owned by the Company or used or held for use by the Company in the Company Business (“Company Marks”) and registered and material unregistered Copyrights owned by the Company or used or held for use by the Company in the Company Business (“Company Copyrights”), (ii) licenses, sublicenses or other agreements under which the Company is granted rights by others in the Company Intellectual Property (“Company Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which the Company has granted rights to others in the Company Intellectual Property (“Company Licenses-Out”).

(b)                                 With respect to the Company Intellectual Property (i) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property and (ii) licensed to the Company by a third party (other than commercial off the shelf software or materials transfer agreements), such Company Intellectual Property are the subject of a written license or other agreement; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Company License-In or Company License-Out or Permitted Encumbrances granted by the Company.

(c)                                  All Company Intellectual Property owned by, and, to the Knowledge of the Company, all Company Intellectual Property exclusively licensed to the Company that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the Knowledge of the Company, all Company Patents, Company Marks and Company Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing, that are owned by or exclusively licensed to the Company are valid and enforceable.

(d)                                 To the Knowledge of the Company, each Company Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

(e)                                  No Company Patent is now involved in any interference, reissue, re-examination or opposition proceeding; to the Knowledge of the Company, there is no patent or patent application of any third party that potentially interferes with a Company Patent; all products made, used or sold under the Company Patents have been marked with the proper patent notice.

(f)                                   There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its employees alleging that any of the operation of the Company Business or any activity by the Company, or the manufacture, sale, offer for sale, importation, and/or use of any Company Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party Intellectual Property”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Company Intellectual Property is invalid or unenforceable.

(g)                                  To the Knowledge of the Company, neither the operation of the Company Business, nor any activity by the Company, nor manufacture, use, importation, offer for sale and/or sale of any Company Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(h)                                 The Company has no obligation to compensate any person for the use of any Intellectual Property; the Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of the Company to use any Intellectual Property, (ii) restrict the Company Business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property.

(i)                                     All former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company, all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Company Business or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and (ii) Intellectual Property relating thereto; in each case where a Company Patent is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(j)                                    To the Knowledge of the Company, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Company Intellectual Property or the rights of the Company therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Company Intellectual Property or the subject matter thereof.

(k)                                 The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used or held for use by the Company in the Company Business (the “Company Trade Secrets”), including, without limitation, requiring each employee and consultant of the Company and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Saffron and, to the Knowledge of the Company, there has not been any breach by any party to such confidentiality agreements.

(l)                                     Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Company Intellectual Property as the Company had in the Company Intellectual Property immediately prior to the Effective Time.

2.10                        Material Contracts.  Section 2.10 of the Company Disclosure Schedule is a correct and complete list of each currently effective Company Contract:

(a)                                 the Company Leases and the Company Ancillary Lease Documents;

(b)                                 for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by the Company of, or pursuant to which in the last year the Company paid, in the aggregate, $100,000 or more;

(c)                                  for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to the Company of, or pursuant to which in the last year the Company received, in the aggregate, $100,000 or more;

(d)                                 that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e)                                  relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

(f)                                   severance or change-in-control Contracts;

(g)                                  which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of the Company or, following the consummation of the Contemplated Transactions, the business and operations of the Surviving Corporation, Saffron or any Affiliate of Saffron, is or would be conducted, or (ii) the scope of the business and operations of the Company;

(h)                                 in respect of any Company Intellectual Property that provides for annual payments of, or pursuant to which in the last year the Company paid or received, in the aggregate, $100,000 or more;

(i)                                     containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company;

(j)                                    with any Governmental Authority;

(k)                                 any Contract with (a) an executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company);

(l)                                     any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m)                             relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of the Company or for the grant to any Person of any preferential rights to purchase any of its assets, other than in the Ordinary Course of Business; or

(n)                                 any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from the Company in excess of $100,000.

The Company has delivered or made available to Saffron accurate and complete (except for applicable redactions thereto) copies of all material written Company Contracts, including all amendments thereto.  There are no material Company Contracts that are not in written form.  Except as set forth on Section 2.10 of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any other party to a Company Material Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company is a party or by which it is bound of the type described in clauses (a) through (n) above or any Company Contract listed in Section 2.14 or Section 2.15 of the Company Disclosure Schedule (any such agreement, contract or commitment, a “Company Material Contract”) in such manner as would permit any other party to cancel or terminate any such Company Material Contract, which has had or would reasonably be expected to have a Company Material Adverse Effect.  As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to:

(i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.  The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company or the Surviving Corporation to any Person under any Company Material Contract or give any Person the right to terminate or alter the provisions of any Company Material Contract.  No Person is renegotiating any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

2.11                        Absence of Undisclosed Liabilities.  The Company has no liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for:  (a) Liabilities identified as such in the “liabilities” column of the Company Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance of obligations of the Company under Contracts (other than for breach thereof); (d) Liabilities described in Section 2.11 of the Company Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

2.12                        Compliance with Laws; Regulatory Compliance.

(a)                                 The Company is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on the Company.

(b)                                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its employees and agents hold all permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and approvals from the U.S. Food and Drug Administration (the “FDA”) and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Company Products (any such Governmental Authority, a “Company Regulatory Agency”) necessary for the lawful operating of the businesses of the Company as currently conducted (the “Company Permits”), including all authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the FDA promulgated thereunder, and the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the FDA promulgated thereunder.  Notwithstanding the foregoing, it is acknowledged that no Company Product is a marketed product or has received marketing approval and, therefore, that further permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and/or approvals will be required before any Company Product may be marketed.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such Company Permits are valid, and in full force and effect.  Since January 1, 2015, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company is in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  None of the Company nor, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. None of the Company nor, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has engaged in any activity prohibited under U.S. federal or state criminal or civil health care Laws (including without limitation the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), False Claims Act (31 U.S.C. §§ 3729 et seq.), Health Insurance Portability and Accountability Act (42 U.S.C. § 1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the FDCA, the PHSA and any comparable state or foreign Laws), or the regulations promulgated pursuant to such Laws (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened in writing against the Company that relates to an alleged violation of any Health Care Law. None of the Company nor, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which the Company or, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, are bound or which relate to Company Products.

(d)                                 The Company is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Company Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Company Products. All required pre-clinical toxicology studies conducted by or, to the Knowledge of the Company, on behalf of the Company and Company-sponsored clinical trials (or clinical trials sponsored by the Company) conducted or, to the Knowledge of the Company, being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312.  The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to Saffron.  Each clinical trial conducted by or, to the Knowledge of the Company, on behalf of the Company with respect to Company Products has been conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211 and 312.  The Company has filed all required notices (and made available to Saffron copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials conducted by or on behalf of the Company with respect to such Company Products.

(e)                                  All applications, submissions, information and data utilized by the Company as the basis for, or submitted by or on behalf of the Company in connection with any and all requests for a Company Permit relating to the Company, when submitted to the FDA or other Company Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Company Regulatory Agency.

(f)                                   None of the Company nor, to the Knowledge of the Company, any of the Representatives, licensors, licensees, assignors or assignees thereof has received any written notice that the FDA or any other Company Regulatory Agency has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by the Company or otherwise restrict the pre-clinical research or clinical study of any Company Product or any drug product being developed by any licensee or assignee of the Company Intellectual Property based on such intellectual property, or to recall, suspend or otherwise materially restrict the development or manufacture of any Company Product.  The Company is not in receipt of written notice of, and is not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Company Products.  To the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(g)                                  The Company has made available to Saffron true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other Company Regulatory Agency, including documents that indicate or suggest lack of compliance with the Laws of the FDA or other Company Regulatory Agency.  The Company has made available to Saffron for review all correspondence to or from the FDA or other Company Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other Company Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or other Company Regulatory Agency, or prepared by the FDA or other Company Regulatory Agency or which bear in any way on the Company’s compliance with the Laws of the FDA or any other Company Regulatory Agency, or on the likelihood or timing of approval of any Company Products.

2.13        Taxes and Tax Returns.

(a)           Each material Tax Return required to be filed by, or on behalf of, the Company has been timely filed (taking into account any valid extensions).  Each such Tax Return is true, correct and complete in all material respects.

(b)           The Company (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, except to the extent that any such Taxes are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet, and (ii) has withheld and remitted to the appropriate Taxing Authority, or properly set aside, all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)           The unpaid Taxes of the Company (i) did not, as of December 31, 2015, exceed the aggregate reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(d)           Section 2.13(d) of the Company Disclosure Schedule lists all federal, state, local and foreign Tax Returns filed with respect to the Company for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Company has delivered to Saffron correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations.

(e)           There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(f)            The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(g)           The Company has not waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

(h)           There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of the Company.

(i)            The Company has not received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j)            The Company has not distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)           The Company is not a party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(l)            The Company (A) is not nor has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns or (B) has no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m)          The taxable year of the Company for all income Tax purposes is the fiscal year ended December 31, and the Company uses the accrual method of accounting for income Tax purposes.

(n)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)           The Company has not participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(p)           The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)            change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)           “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing;

(iii)          installment sale or open transaction disposition made prior to the Closing;

(iv)          prepaid amount received prior to the Closing Date;

(v)           election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or

(vi)          any similar election, action, or agreement that would have the effect of deferring any Liability for income Taxes of the Company from any taxable period ending on or before the Closing Date to any taxable period ending after such period.

(q)           No written claim has been made by any Taxing Authority that the Company is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.14        Employee Benefit Programs.

(a)           Section 2.14(a) of the Company Disclosure Schedule sets forth a list of every Employee Program maintained by the Company (the “Company Employee Programs”).

(b)           Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination.  To the Knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any Company Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c)           The Company does not know, nor should it reasonably know, of any material failure of any party to comply with any Laws applicable with respect to the Company Employee Programs.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to any Company Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution.  No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any such Company Employee Program.  All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Company Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued.

(d)           No Company Employee Program is subject to Title IV of ERISA and/or Code Section 412, including a Multiemployer Plan and the Company does not have any liability for any Employee Program maintained, contributed to, or required to be contributed to by an ERISA Affiliate that is subject to Title IV of ERISA. None of the Company Employee Programs provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws (whether or not the Company subsidizes the premiums for such legally-required coverage) or to which the former employee pays all required premiums).

(e)           Each Company Employee Program may be amended, terminated, or otherwise discontinued by Saffron after the Effective Time in accordance with its terms without material liability to the Company, Saffron or any of their respective Subsidiaries.

(f)            The Company is not a party to any written (i) agreement with any stockholders, director, or employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions.

(g)           There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Company made any such payment, and the consummation of the transactions contemplated herein shall not obligate Company or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(h)           Each Company Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects.

(i)            For purposes of this Section 2.14:

(i)            An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries).

(ii)           An entity is an “ERISA Affiliate” of Company if it would have ever been considered a single employer with Company under ERISA Section 4001(b) or part of the same “controlled group” as Company for purposes of ERISA Section 302(d)(3).

2.15        Labor and Employment Matters.

(a)           The Company is not a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization.  To the Knowledge of the Company, the Company is not subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving the Company.

(b)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company is in compliance with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state law equivalents, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) the Company is not delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Company Business and classified by the Company as other than an employee or compensated other than through wages paid by the Company through its respective payroll department (“Company Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Company Contingent Workers; (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of the Company, threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; (iv) none of the employment policies or practices of the Company is currently being audited or investigated, or to the Knowledge of the Company, subject to imminent audit or investigation by any Governmental Authority; (v) the Company is not, and within the last three (3) years has not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) the Company is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed; (vii) all employees of the Company are employed at-will and no such employees are subject to any contract with the Company or any policy or practice of the Company providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by the Company; (viii) to the extent that any Company Contingent Workers are employed, the Company has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (ix) the Company has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company; (x) the Company has properly classified its employees as exempt or non-exempt under the Fair Labor Standards Act, as amended, its state law equivalents, and all other relevant Laws; and (xi) there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company under any workers’ compensation policy or long-term disability policy.

2.16        Environmental Matters.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a)           the Company is in compliance with all Environmental Laws applicable to their operations and use of the Company Leased Real Property;

(b)           the Company has not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by the Company at or on the Company Leased Real Property that requires reporting, investigation or remediation by the Company pursuant to any Environmental Law;

(c)           the Company has not (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of the Company, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d)           to the Knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Company Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company pursuant to any Environmental Law.

2.17        Insurance.  The Company has delivered or made available to Saffron accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company.  Each of such insurance policies is in full force and effect and the Company is in compliance with the terms thereof.  Other than customary end of policy notifications from insurance carriers, since January 1, 2015, the Company has not received any notice or other communication regarding any actual or possible:  (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.  There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company.  All information provided to insurance carriers (in applications and otherwise) on behalf of the Company was, as of the date of such provision, accurate and complete.  The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.18        Books and Records.  Each of the minute and record books of the Company has been made available to Saffron and contains complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of the Company, since its formation and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted.  Each of the stock certificate books, registers of stockholders and other corporate registers of the Company comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

2.19        Government Programs.  No agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company from any Governmental Authority, and, to the Knowledge of the Company, no basis exists for any Governmental Authority to seek payment or repayment from the Company of any amount or benefit received, or to seek performance of any obligation of the Company, under any such program.

2.20        Transactions with Affiliates.  Section 2.20 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2012, between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.21        Legal Proceedings; Orders.

(a)           Except as set forth in Section 2.21 of the Company Disclosure Schedule, there is no pending in writing Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened in writing to commence any Legal Proceeding:  (i) that involves the Company, any director or officer of the Company (in his or her capacity as such) or any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.  To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.  With regard to any Legal Proceeding set forth on Section 2.21 of the Company Disclosure Schedule, the Company has provided Saffron or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding.  The Company has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b)           There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject.  To the Knowledge of the Company, no officer or other key employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company Business or to any material assets owned or used by the Company.

2.22        Illegal Payments.  The Company (including any of its officers or directors) has not taken or failed to take any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, the Unfair Competition Prevention Act of Japan or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder.  None of the Company or, to the Knowledge of the Company, any third party acting on behalf of the Company, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist the Company or any other Person in obtaining or retaining business for or with, or directing business to, the Company.  For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority.

2.23        Inapplicability of Anti-takeover Statutes.  The Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions.  No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the other Contemplated Transactions.

2.24        Vote Required.  The affirmative vote (or action by written consent) of (i) the holders of a majority of the Company Common Stock and Company Preferred Stock, voting together as a single class (on an as-converted to Company Common Stock basis) (the “Company Stockholder Approval”), is the only vote or consent of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, and approve the Merger, the Contemplated Transactions and the other matters set forth in Section 5.2(a) of this Agreement.

2.25        No Financial Advisor.  Except as set forth on Section 2.25 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.26        Disclosure; Company Information.  The information in the Proxy Statement relating to the Company (including any Company Final Financial Statements) will not,

on the date the Proxy Statement is first mailed to the Saffron Stockholders or at the time of the Saffron Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.  Notwithstanding the foregoing, no representation is made by the Company with respect to the information that has been or will be supplied by Saffron and Merger Sub or any of their Representatives for inclusion in the Proxy Statement.

Section 3.              REPRESENTATIONS AND WARRANTIES OF SAFFRON AND MERGER SUB

Saffron and Merger Sub represent and warrant to the Company as follows, except as set forth in (x) the Saffron SEC Reports filed prior to the date hereof or (y) the written disclosure schedule delivered by Saffron to the Company (the “Saffron Disclosure Schedule”).  The Saffron Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Section 3.  The disclosures in any part or subpart of the Saffron Disclosure Schedule shall qualify other Sections and subsections in this Section 3 only to the extent it is clear from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

3.1          Organization.

(a)           Saffron is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of Delaware.  Saffron has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Saffron is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Saffron Material Adverse Effect.  The Saffron Charter and Saffron Bylaws, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Saffron is not in violation of any provision thereof.  Other than the Saffron Charter and Saffron Bylaws, Saffron is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of Saffron or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

(b)           Merger Sub is a corporation duly incorporated, validly existing and in good corporate standing under the Laws of the State of Delaware.  Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions.  All of the issued and outstanding capital stock of Merger Sub, which consists of 100 shares of Common Stock, $0.0001 par value, is validly issued, fully paid and non-assessable, and is owned, beneficially and of record, by Saffron, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto.  Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.  The Certificate of Incorporation and Bylaws of Merger Sub, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Merger Sub is not in violation of any provision thereof.

(c)           Each of Saffron’s Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization.  Each of Saffron’s Subsidiaries has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Each of Saffron’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Saffron Material Adverse Effect.  The certificate of incorporation and bylaws or equivalent organizational documents of each of Saffron’s Subsidiaries (other than Merger Sub), copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and such Subsidiaries of Saffron are not in violation of any provision thereof.

3.2          Capitalization.

(a)           As of the date hereof, the authorized capital stock of Saffron consists of 200,000,000 shares of Saffron Common Stock and 5,000,000 shares Saffron Preferred Stock.  As of March 31, 2016, there are 137,806,441 shares of Saffron Common Stock issued and outstanding (of which 409,786 were shares of restricted stock of Saffron) and no shares of Saffron Preferred Stock issued and outstanding.  As of the date hereof, there are no shares of Saffron Common Stock and no shares of Saffron Preferred Stock held in the treasury of Saffron.  Saffron has no shares of Saffron Common Stock or Saffron Preferred Stock reserved for issuance other than as described above or as set forth in Sections 3.2(b) or 3.2(c) below. The outstanding shares of Saffron Common Stock have been duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon Saffron at the time at which they were issued and were issued in compliance with the Saffron Charter and Saffron Bylaws and all applicable Laws.  Except for the Saffron Stock Option Plans and the Saffron Warrants, Saffron does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Saffron to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Saffron Common Stock or any other equity security of Saffron or any Subsidiary of Saffron or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Saffron Common Stock or any other equity security of Saffron or any Subsidiary of Saffron or obligating Saffron or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements.  There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of Saffron.

(b)           As of March 31, 2016, there are 7,335,500 shares of Saffron Common Stock issuable upon exercise of all outstanding Saffron Stock Options, subject to adjustment on the terms set forth in the Saffron Stock Option Plans.  Section 3.2(b) of the Saffron Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Saffron Stock Option, (ii) the date each Saffron Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Saffron Stock Option, (iv) the expiration date of each such Saffron Stock Option, (v) the vesting schedule of each such Saffron Stock Option, (vi) the price at which each such Saffron Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Saffron Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Saffron Stock Options and (viii) whether and to what extent the exercisability of each Saffron Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

(c)           As of March 31, 2016, there are 409,786 shares of Saffron Common Stock subject to lapsing forfeiture rights under outstanding Saffron Restricted Stock Awards and 5,000,000 shares of Saffron Common Stock subject to outstanding Saffron Restricted Stock Unit Awards.  Section 3.2(c) of the Saffron Disclosure Schedule sets forth each Saffron Restricted Stock Award and Saffron Restricted Stock Unit Award outstanding as of the date hereof and the number of shares of Saffron Common Stock subject to the award.

(d)           Section 3.2(d) of the Saffron Disclosure Schedule lists each Subsidiary of Saffron, other than Merger Sub, as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Saffron and (ii) the jurisdiction of incorporation or organization.  No Subsidiary of Saffron has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements.  There are no outstanding contractual obligations of any Subsidiary of Saffron to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests.  All of the shares of capital stock of each of the Subsidiaries of Saffron (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (B) are owned by Saffron free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (C) were not issued in violation of the material terms of any agreement or understanding binding upon Saffron or any of its Subsidiaries at the time at which they were issued and (D) were issued in compliance with the applicable governing documents and all applicable Laws.

(e)           The Saffron Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, have been duly authorized, and be validly issued, fully paid and nonassessable.

3.3          Authority.  Each of Saffron and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated

Transactions and perform its respective obligations hereunder, subject only to obtaining Saffron Stockholder Approvals.  The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been duly and validly adopted and approved by each of the boards of directors of Saffron and Merger Sub by unanimous vote of the directors participating in such votes.  The Board of Directors of Saffron has recommended that the stockholders of Saffron approve the Saffron Stockholder Proposals at the Saffron Stockholder Meeting.  The Board of Directors of Merger Sub has declared this Agreement advisable and has recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger.  Except for Saffron Stockholder Approvals and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of Saffron or Merger Sub is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions.  This Agreement has been duly and validly executed and delivered by Saffron and Merger Sub, and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of Saffron and Merger Sub, enforceable against Saffron and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.  All other documents required to be executed by Saffron and Merger Sub on or prior to the date hereof in connection with the transactions contemplated herein have been duly and validly executed and delivered by Saffron and Merger Sub and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of Saffron and Merger Sub, respectively, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

3.4          Non-Contravention; Consents.

(a)           The execution and delivery of this Agreement by Saffron and Merger Sub does not, and the consummation by Saffron and Merger Sub of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Saffron Charter or Saffron Bylaws or of the charter, bylaws, or other organizational document of any Subsidiary of Saffron, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrances on Saffron’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Saffron Material Contract or other agreement, instrument or obligation to which Saffron or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining Saffron Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.4(b) having been made, conflict with or violate any Law applicable to Saffron or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Saffron Material Adverse Effect.

(b)           No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Saffron or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Saffron and Merger Sub or the consummation by Saffron and Merger Sub of the Contemplated Transactions, except for (i) obtaining the Saffron Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Saffron is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with Saffron Stockholder Meeting, this Agreement and the Contemplated Transactions (including (A) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and (B) the filing of a Form D Notice of Exempt Offering of Securities or other related filings in reliance on an exemption provided in Regulation D of the Securities Act), (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NASDAQ Global Market, and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Saffron Material Adverse Effect.

3.5          SEC Filings; Financial Statements.

(a)           Saffron has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2012 (the forms, statements, reports and documents filed or furnished since January 1, 2012 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Saffron SEC Reports”).  Each of the Saffron SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Saffron SEC Reports, or, if not yet filed or furnished, will to the Knowledge of Saffron comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Saffron SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Saffron SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any Saffron SEC Reports filed or furnished with the SEC subsequent to the date hereof will not to Saffron’s knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)           As of the date of this Agreement, Saffron has timely responded to all comment letters of the staff of the SEC relating to the Saffron SEC Reports, and the SEC has not advised Saffron that any final responses are inadequate, insufficient or otherwise non-

responsive. Saffron has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Saffron and any of its Subsidiaries, on the other hand, occurring since January 1, 2015 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the Knowledge of Saffron, as of the date of this Agreement, none of the Saffron SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c)           (i) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Saffron SEC Reports fairly present, in all material respects, the consolidated financial position of Saffron and its consolidated Subsidiaries as of its date, or, in the case of the Saffron SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of Saffron and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Saffron SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of Saffron SEC Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the “Saffron Financial Statements”).

(d)           Saffron has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the Knowledge of Saffron, such system is effective in providing such assurance. Saffron (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Saffron in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and, to the Knowledge of Saffron, such disclosure controls and procedures are effective (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Saffron’s auditors and the Audit Committee of the Board of Directors of Saffron (and made summaries of such disclosures available to the Company) (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Saffron’s ability to record, process, summarize and report financial information and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Saffron’s internal controls over financial reporting.

Each of Saffron and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud.  Saffron is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(e)           Each of the principal executive officer of Saffron and the principal financial officer of Saffron (or each former principal executive officer of Saffron and each former principal financial officer of Saffron, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Saffron SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(e), “principal executive officer” and “principal financial officer” has the meanings given to such terms in the Sarbanes-Oxley Act. None of Saffron or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

(f)            Neither Saffron or any of its Subsidiaries nor, to the Knowledge of Saffron, any director, officer, employee, or internal or external auditor of Saffron or any of its Subsidiaries has received or otherwise had or obtained actual Knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Saffron or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.6          Absence of Changes.  Since December 31, 2015, Saffron and each of its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business consistent with their past practices.  Except as set forth (x) in Saffron SEC Reports and (y) on Section 3.6 of the Saffron Disclosure Schedule, after December 31, 2015 and on or before the date hereof:

(a)           there has not been any change, event, circumstance or condition to the Knowledge of Saffron that, individually or in the aggregate, has had, or would reasonably be expected to have, a Saffron Material Adverse Effect;

(b)           there has been no split, combination or reclassification of any of the outstanding shares of Saffron’s capital stock, and Saffron has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of Saffron’s capital stock;

(c)           Saffron has not allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(d)           except as required as a result of a change in applicable Laws or GAAP, there has not been any material change in any method of accounting or accounting practice by Saffron or any of its Subsidiaries;

(e)           neither Saffron nor any of its Subsidiaries has (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures in excess of $100,000, in the aggregate;

(f)            there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any Saffron Intellectual Property;

(g)           there has been no notice delivered to Saffron or any of its Subsidiaries of any claim of ownership by a third party of any Saffron Intellectual Property owned or developed by Saffron or any of its Subsidiaries, or of infringement by Saffron or any of its Subsidiaries of any third party’s Intellectual Property;

(h)           there has not been any (i) grant of any severance or termination pay to any employee of Saffron; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee of Saffron or any of its Subsidiaries; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except in the Ordinary Course of Business consistent with past practice, or as required by any pre-existing plan or arrangement set forth in Section 3.6(h) of the Saffron Disclosure Schedule; or (iv) termination of any officers or key employees of Saffron or any of its Subsidiaries; or

(i)            there has not been any agreement to do any of the foregoing.

3.7          Title to Assets.  Each of Saffron and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it.  All of said assets are owned by Saffron or a Saffron Subsidiary free and clear of any Encumbrances, except for:  (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on Saffron’s audited consolidated balance sheet at December 31, 2015; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Saffron and its Subsidiaries, taken as a whole; and (iii) Encumbrances described in Section 3.7 of the Saffron Disclosure Schedule.

3.8          Properties.

(a)           Section 3.8(a) of the Saffron Disclosure Schedule identifies (x) the street address of each parcel of Saffron Leased Real Property, (y) the identification of the Saffron Lease and the Saffron Ancillary Lease Documents and (z) the identity of the lessor, lessee and current occupant (if different than the lessee) of each such parcel of Saffron Leased Real Property.  With respect to each Saffron Lease, except as would not, individually or in the aggregate, have a Saffron Material Adverse Effect:

(i)            the Saffron Leases and the Saffron Ancillary Lease Documents are valid, binding and, subject to applicable bankruptcy, insolvency, reorganization,

moratorium or other similar Laws relating to creditors’ rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended, and Saffron or a Subsidiary of the Saffron, as applicable, holds a valid and existing leasehold interest under such Saffron Leases free and clear of any Encumbrances except Permitted Encumbrances.  The Saffron and its Subsidiaries have delivered to Saffron full, complete and accurate copies of each of the Saffron Leases and all Saffron Ancillary Lease Documents described in Section 3.8(a)(i) of the Saffron Disclosure Schedule;

(ii)           none of the Saffron Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii)          the Saffron Leases and all Saffron Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv)          with respect to each of the Saffron Leases, none of Saffron or its Subsidiaries has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Saffron Lease or Saffron Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(v)           none of Saffron or its Subsidiaries, nor, to the Knowledge of Saffron, any other party to any Saffron Leases or Saffron Ancillary Lease Documents is in breach or default, and, to the Knowledge of Saffron, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Saffron Leases or any Saffron Ancillary Lease Documents;

(vi)          no party to the Saffron Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Saffron Leases; and

(vii)         none of Saffron or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Saffron Leases or any Saffron Ancillary Lease Documents.

(b)           Saffron and its Subsidiaries own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Saffron Intellectual Property, necessary to conduct the Saffron Business, except for Permitted Encumbrances.  Saffron and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by Saffron and its Subsidiaries as now used, possessed and controlled by Saffron or its Subsidiaries, as applicable.

(c)           The Saffron Leased Real Property constitutes all of the real property used or occupied by Saffron and its Subsidiaries in connection with the conduct of the Saffron Business.

(d)           None of Saffron or its Subsidiaries has any Saffron Owned Real Property, nor is Saffron or any of its Subsidiaries a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

3.9          Intellectual Property.

(a)           Section 3.9(a) of the Saffron Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by Saffron or any of its Subsidiaries or used or held for use by Saffron or any of its Subsidiaries in the Saffron Business (“Saffron Patents”), registered and material unregistered Marks owned by Saffron or any of its Subsidiaries or used or held for use by Saffron or any of its Subsidiaries in the Saffron Business (“Saffron Marks”) and registered and material unregistered Copyrights owned by Saffron or any of its Subsidiaries or used or held for use by Saffron or any of its Subsidiaries in the Saffron Business (“Saffron Copyrights”), (ii) licenses, sublicenses or other agreements under which Saffron or any of its Subsidiaries is granted rights by others in the Saffron Intellectual Property (“Saffron Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which Saffron or any of its Subsidiaries has granted rights to others in the Saffron Intellectual Property (“Saffron Licenses-Out”).

(b)           With respect to the Saffron Intellectual Property (i) purported to be owned by Saffron or any of its Subsidiaries, Saffron or one of its Subsidiaries exclusively owns such Saffron Intellectual Property and (ii) licensed to Saffron or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), such Saffron Intellectual Property are the subject of a written license or other agreement; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Saffron License-In or Saffron License-Out or Permitted Encumbrances granted by Saffron or one of its Subsidiaries.

(c)           All Saffron Intellectual Property owned by and, to the Knowledge of Saffron, all Saffron Intellectual Property owned by or exclusively licensed to Saffron or any of its Subsidiaries that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the Knowledge of Saffron, all Saffron Patents, Saffron Marks and Saffron Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing, that are owned by or exclusively licensed to Saffron or any of its Subsidiaries are valid and enforceable.

(d)           To the Knowledge of Saffron, each Saffron Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

(e)           No Saffron Patent is now involved in any interference, reissue, re-examination or opposition proceeding; to the Knowledge of Saffron, there is no patent or patent application of any third party that potentially interferes with a Saffron Patent; all products made, used or sold under the Saffron Patents have been marked with the proper patent notice.

(f)            There are no pending or, to the Knowledge of Saffron, threatened claims against Saffron or any of its Subsidiaries or any of their employees alleging that any of the operation of the Saffron Business or any activity by Saffron or its Subsidiaries, or the manufacture, sale, offer for sale, importation, and/or use of any Saffron Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Saffron Intellectual Property is invalid or unenforceable.

(g)           To the Knowledge of Saffron, neither the operation of the Saffron Business, nor any activity by Saffron or any of its Subsidiaries, nor manufacture, use, importation, offer for sale and/or sale of any Saffron Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(h)           None of Saffron or any of its Subsidiaries has any obligation to compensate any person for the use of any Intellectual Property; neither Saffron nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict Saffron’s or any of its Subsidiaries’ rights to use any Intellectual Property, (ii) restrict the Saffron Business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Saffron Intellectual Property.

(i)            All former and current employees, consultants and contractors of Saffron and its Subsidiaries have executed written instruments with Saffron or one or more of its Subsidiaries that assign to Saffron all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Saffron Business or any of the products or services being researched, developed, manufactured or sold by Saffron or any of its Subsidiaries or that may be used with any such products or services and (ii) Intellectual Property relating thereto; in each case where a Saffron Patent is held by Saffron or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(j)            To the Knowledge of Saffron, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Saffron Intellectual Property or the rights of Saffron or any of its Subsidiaries therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Saffron Intellectual Property or the subject matter thereof.

(k)           Saffron and each of its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by Saffron or any of its Subsidiaries or used or held for use by Saffron or any of its Subsidiaries in the Saffron Business (the “Saffron Trade Secrets”), including, without limitation, requiring each employee of Saffron and its Subsidiaries and each consultant of Saffron and its Subsidiaries and any other person with access to Saffron Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Company and, to Saffron’s knowledge, there has not been any breach by any party to such confidentiality agreements.

(l)            Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Saffron Intellectual Property as Saffron had in the Saffron Intellectual Property immediately prior to the Effective Time.

3.10        Material Contracts.  Section 3.10 of the Saffron Disclosure Schedule is a correct and complete list of each currently effective Saffron Contract:

(a)           relating to the lease of real property by Saffron or any of its Subsidiaries;

(b)           for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by Saffron or any of its Subsidiaries of, or pursuant to which in the last year Saffron or any of its Subsidiaries paid, in the aggregate, $100,000 or more;

(c)           for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to Saffron or any of its Subsidiaries of, or pursuant to which in the last year Saffron or any of its Subsidiaries received, in the aggregate, $100,000 or more;

(d)           that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e)           relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

(f)            severance or change-in-control Contracts;

(g)           which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of Saffron or its Subsidiaries or, following the consummation of the Contemplated Transactions, the business and operations of Surviving Corporation, Saffron or any Affiliate of Saffron, is or would be conducted, or (ii) the scope of the business and operations of Saffron and its Subsidiaries, taken as a whole;

(h)           in respect of any Saffron Intellectual Property that provides for annual payments of, or pursuant to which in the last year Saffron or any of its Subsidiaries paid or received, in the aggregate, $100,000 or more;

(i)            containing any royalty, dividend or similar arrangement based on the revenues or profits of Saffron or any of its Subsidiaries;

(j)            with any Governmental Authority;

(k)           any Contract with (a) an executive officer or director of Saffron or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of Saffron or (c) to the Knowledge of Saffron, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Saffron or its Subsidiaries);

(l)            any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m)          relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of Saffron or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business; or

(n)           any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from Saffron or any of its Subsidiaries in excess of $100,000.

Saffron has delivered or made available to the Company accurate and complete (except for applicable redactions thereto) copies of all material written Saffron Contracts, including all amendments thereto.  There are no material Saffron Contracts that are not in written form.  Except as set forth on Section 3.10 of the Saffron Disclosure Schedule, neither Saffron nor any Subsidiary of Saffron has, nor to the Knowledge of Saffron, has any other party to a Saffron Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Saffron or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (n) above or any Saffron Contract listed in Section 3.14 or Section 3.15 of the Saffron Disclosure Schedule (any such agreement, contract or commitment, a “Saffron Material Contract”) in such manner as would permit any other party to cancel or terminate any such Saffron Material Contract, which has had or would reasonably be expected to have a Saffron Material Adverse Effect.  As to Saffron and its Subsidiaries, as of the date of this Agreement, each Saffron Material Contract is valid, binding, enforceable and in full force and effect, subject to:  (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.  The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Saffron, any Subsidiary of Saffron, or the Surviving Corporation to any Person under any Saffron Material Contract or give any Person the right to terminate or alter the provisions of any Saffron Material Contract.  No Person is renegotiating any material amount paid or payable to Saffron or any of its Subsidiaries under any Saffron Material Contract or any other material term or provision of any Saffron Material Contract.

3.11        Absence of Undisclosed Liabilities.  As of the date hereof, neither Saffron nor any Subsidiary of Saffron has any Liability, individually or in the aggregate, except for:  (a) Liabilities identified as such in the “liabilities” column of Saffron’s audited consolidated balance sheet at December 31, 2015; (b) normal and recurring current Liabilities that have been incurred by Saffron since the date of Saffron’s audited consolidated balance sheet at December 31, 2015 in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Saffron or any Subsidiary of Saffron under Contracts (other than for breach thereof), (d) Liabilities described in Section 3.11 of the Saffron Disclosure Schedule and (e) Liabilities incurred in connection with the Contemplated Transactions.

3.12        Compliance with Laws; Regulatory Compliance.

(a)           Each of Saffron and each of its Subsidiaries is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Saffron Material Adverse Effect.  No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to Saffron or any of its Subsidiaries is pending or, to the Knowledge of Saffron, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on Saffron or any of its Subsidiaries.

(b)           Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Saffron Material Adverse Effect, each of Saffron and its Subsidiaries and their respective employees and agents hold all permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and approvals from the FDA and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Saffron Products (any such Governmental Authority, a “Saffron Regulatory Agency”) necessary for the lawful operating of the businesses of Saffron and each of its Subsidiaries as currently conducted (the “Saffron Permits”), including all authorizations required under the FDCA and the regulations of the FDA promulgated thereunder, and the PHSA and the regulations of the FDA promulgated thereunder.  Notwithstanding the foregoing, it is acknowledged that no Saffron Product is a marketed product or has received marketing approval and, therefore, that further permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and/or approvals will be required before any Saffron Product may be marketed.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Saffron Material Adverse Effect, all such Saffron Permits are valid, and in full force and effect.  Since January 1, 2015, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Saffron Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Saffron Material Adverse Effect.  Each of Saffron and each of its Subsidiaries is in compliance in all material respects with the terms of all Saffron Permits, and no event has occurred that, to the Knowledge of Saffron, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Saffron Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Saffron Material Adverse Effect.

(c)           None of Saffron or its Subsidiaries nor, to the Knowledge of Saffron, any director, officer, employee, agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Saffron Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto.  None of Saffron or its Subsidiaries nor, to the Knowledge of Saffron, any director, officer, employee, agent or Representative thereof, has engaged in any activity prohibited under any Health Care Law. There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of Saffron, threatened in writing against Saffron or any of its Subsidiaries that relates to an alleged violation of any Health Care Law.  None of Saffron or any of its Subsidiaries nor, to the Knowledge of Saffron, any director, officer, employee, agent or Representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which Saffron or any of its Subsidiaries or, to the Knowledge of Saffron, any director, officer, employee, agent or Representative thereof, are bound or which relate to Saffron Products.

(d)           Each of Saffron and each of its Subsidiaries is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Saffron Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Saffron Products. All required pre-clinical toxicology studies conducted by or, to the Knowledge of Saffron, on behalf of Saffron or its Subsidiaries and Saffron-sponsored clinical trials (or clinical trials sponsored by Saffron or any other Subsidiary) conducted or, to the Knowledge of Saffron, being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312.  The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Company.  Each clinical trial conducted by or, to the Knowledge of Saffron, on behalf of Saffron or any of its Subsidiaries with respect to Saffron Products has been conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312.  Each of Saffron and its Subsidiaries has filed all required notices (and made available to the Company copies thereof) of serious adverse drug experiences, injuries or deaths relating to clinical trials conducted by or on behalf of Saffron or any of its Subsidiaries with respect to such Saffron Products.

(e)           All applications, submissions, information and data utilized by any Saffron or any of its Subsidiaries as the basis for, or submitted by or on behalf of Saffron or any of its Subsidiaries in connection with any and all requests for a Saffron Permit relating to Saffron or any of its Subsidiaries, when submitted to the FDA or other Saffron Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Saffron Regulatory Agency.

(f)            None of Saffron or its Subsidiaries nor, to the Knowledge of Saffron, any of the Representatives, licensors, licensees, assignors or assignees thereof has received any written notice that the FDA or any other Saffron Regulatory Agency has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by Saffron or any of its Subsidiaries or otherwise restrict the pre-clinical research or clinical study of any Saffron Product or any drug product being developed by any licensee or assignee of the Saffron Intellectual Property based on such intellectual property, or to recall, suspend or otherwise materially restrict the development or manufacture of any Saffron Product.  None of Saffron or any of its Subsidiaries is in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Saffron Products.  To the Knowledge of Saffron, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(g)           Saffron and its Subsidiaries have made available to the Company true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other Saffron Regulatory Agency, including documents that indicate or suggest lack of compliance with the Laws of the FDA or other Saffron Regulatory Agency.  Saffron and its Subsidiaries have made available to the Company for review all correspondence to or from the FDA or other Saffron Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other Saffron Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or other Saffron Regulatory Agency, or prepared by the FDA or other Saffron Regulatory Agency or which bear in any way on Saffron’s or any of its Subsidiaries’ compliance with the Laws of the FDA or any other Saffron Regulatory Agency, or on the likelihood or timing of approval of any Saffron Products.

3.13        Taxes and Tax Returns.

(a)           Each material Tax Return required to be filed by, or on behalf of, Saffron or any of its Subsidiaries, and each material Tax Return in which Saffron or any of its Subsidiaries was required to be included, has been timely filed (taking into account any valid extensions).  Each such Tax Return is true, correct and complete in all material respects.

(b)           Saffron and each of its Subsidiaries (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, except to the extent that any such Taxes are being contested in good faith and for which adequate reserves have been made on the condensed balance sheet dated as of December 31, 2015 included in the Saffron Financial Statements (the “Saffron Balance Sheet”), and (ii) has withheld and remitted to the appropriate Taxing Authority, or properly set aside, all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)           The unpaid Taxes of Saffron and its Subsidiaries (A) did not, as of December 31, 2015, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Saffron Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Saffron and its Subsidiaries in filing their Tax Returns.

(d)           Section 3.13(d) of the Saffron Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to Saffron or any of its Subsidiaries for taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Saffron has delivered to the Company correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Saffron or any of its Subsidiaries for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations.

(e)           There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Saffron or any of its Subsidiaries.

(f)            None of Saffron or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(g)           None of Saffron or any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

(h)           There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of Saffron or any of its Subsidiaries.

(i)            None of Saffron or any of its Subsidiaries has received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j)            None of Saffron or any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)           None of Saffron or any of its Subsidiaries is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(l)            None of Saffron or any of its Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was Saffron or (B) has any liability for the Taxes of any person (other than Saffron or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m)          The taxable year of Saffron and each of its Subsidiaries for all income Tax purposes is the fiscal year ended December 31, and Saffron and each of its Subsidiaries uses the accrual method of accounting for income Tax purposes.

(n)           None of Saffron or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)           No Subsidiary of Saffron which is a foreign corporation (i) shall have recognized a material amount of “subpart F income” as defined in Section 952 of the Code during a taxable year of such Subsidiary that includes but does not end on the Closing Date, (ii) is a resident of any jurisdiction other than that of its incorporation, or (iii) is engaged in a U.S. trade or business.

(p)           None of Saffron or any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(q)           None of Saffron or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)            change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)           “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing;

(iii)          installment sale or open transaction disposition made prior to the Closing;

(iv)          prepaid amount received prior to the Closing Date;

(v)           election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or

(vi)          any similar election, action, or agreement that would have the effect of deferring any Liability for income Taxes of Saffron or any of its Subsidiaries from any taxable period ending on or before the Closing Date to any taxable period ending after such period.

(r)            No written claim has been made by any Taxing Authority that Saffron or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Saffron Material Adverse Effect.

3.14        Employee Benefit Programs.

(a)           Section 3.14(a) of the Saffron Disclosure Schedule sets forth a list of every Employee Program maintained by Saffron or any of its Subsidiaries (the “Saffron Employee Programs”).

(b)           Each Saffron Employee Program which is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Saffron Employee Program for any period for which such Saffron Employee Program would not otherwise be covered by an IRS determination.  To the Knowledge of Saffron no event or omission has occurred which would reasonably be expected to cause any Saffron Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c)           Neither Saffron nor any Subsidiary of Saffron knows, nor should any of them reasonably know, of any material failure of any party to comply with any Laws applicable with respect to the Saffron Employee Programs. Except as would not, individually or in the aggregate, have a Saffron Material Adverse Effect, with respect to any Saffron Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Saffron, threatened with respect to any Saffron Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Saffron Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued.

(d)           No Saffron Employee Program is subject to Title IV of ERISA and/or Code Section 412, including a Multiemployer Plan and Saffron does not have any liability for any Employee Program maintained, contributed to, or required to be contributed to by an ERISA Affiliate that is subject to Title IV of ERISA. None of the Saffron Employee Programs provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws (whether or not Saffron subsidizes the premiums for such legally-required coverage) or to which the former employee pays all required premiums).

(e)           Each Saffron Employee Program may be amended, terminated, or otherwise discontinued by Saffron after the Effective Time in accordance with its terms without material liability to Saffron, the Company or any of their respective Subsidiaries.

(f)            Neither Saffron nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, or employee of Saffron or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Saffron or any of its Subsidiaries of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding Saffron or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions.

(g)           There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Saffron made any such payment, and the consummation of the transactions contemplated herein shall not obligate Saffron or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(h)           Each Saffron Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects.  No stock option granted under any Saffron Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(i)            For purposes of this Section 3.14:

(i)            An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries).

(ii)           An entity is an “ERISA Affiliate” of Saffron if it would have ever been considered a single employer with Saffron under ERISA Section 4001(b) or part of the same “controlled group” as Saffron for purposes of ERISA Section 302(d)(3).

3.15        Labor and Employment Matters.

(a)           None of Saffron or any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization.  To the Knowledge of Saffron, neither Saffron nor any of its Subsidiaries is subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving Saffron or any of its Subsidiaries.

(b)           Except as would not, individually or in the aggregate, have a Saffron Material Adverse Effect, (i) Saffron and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state law equivalents, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) neither Saffron nor any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Saffron Business and classified by Saffron or any of its Subsidiaries as other than an employee or compensated other than through wages paid by Saffron or any of its Subsidiaries through its respective payroll department (“Saffron Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Saffron Contingent Workers; (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of Saffron, threatened against Saffron or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; (iv) none of the employment policies or practices of Saffron or any of its Subsidiaries is currently being audited or investigated, or to the Knowledge of Saffron, subject to imminent audit or investigation by any Governmental Authority; (v) neither Saffron nor any of its Subsidiaries is, or within the last three (3) years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) Saffron and each of its Subsidiaries is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed; (vii) all employees of Saffron and each of its Subsidiaries are employed at-will and no such employees are subject to any contract with Saffron or any of its Subsidiaries or any policy or practice of Saffron or any of its Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by Saffron or any of its Subsidiaries; (viii) to the extent that any Saffron Contingent Workers are employed, Saffron and each of its Subsidiaries has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (ix) neither Saffron nor any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar Law affecting any site of employment of Saffron or any of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of Saffron or any of its Subsidiaries, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to Saffron or any of its Subsidiaries; and (x) there are no pending or, to the Knowledge of Saffron, threatened or reasonably anticipated claims or actions against Saffron or its Subsidiaries under any workers’ compensation policy or long-term disability policy.

3.16        Environmental Matters.  Except as would not, individually or in the aggregate, have a Saffron Material Adverse Effect:

(a)           Saffron and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the Saffron Leased Real Property;

(b)           none of Saffron or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by Saffron or its Subsidiaries at or on the Saffron Leased Real Property that requires reporting, investigation or remediation by Saffron or its Subsidiaries pursuant to any Environmental Law;

(c)           none of Saffron or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of Saffron, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d)           to the Knowledge of Saffron, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Saffron Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by Saffron or its Subsidiaries pursuant to any Environmental Law.

3.17        Insurance.  Saffron has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Saffron and each Subsidiary of Saffron.  Each of such insurance policies is in full force and effect and Saffron and each Subsidiary of Saffron are in compliance with the terms thereof.  Other than customary end of policy notifications from insurance carriers, since January 1, 2015, neither Saffron nor any Subsidiary of Saffron has received any notice or other communication regarding any actual or possible:  (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.  There is no pending workers’ compensation or other claim under or based upon any insurance policy of Saffron or any Subsidiary of Saffron.  All information provided to insurance carriers (in applications and otherwise) on behalf of Saffron and each of its Subsidiaries was, as of the date of such provision, accurate and complete.  Saffron and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Saffron or any Subsidiary of Saffron, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Saffron or any Subsidiary of Saffron of its intent to do so.

3.18        Books and Records.  Each of the minute and record books of Saffron contains complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of Saffron, since January 1, 2012 and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted.  Each of the stock certificate books, registers of stockholders and other corporate registers of Saffron comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

3.19        Government Programs.  No agreements, loans, funding arrangements or assistance programs are outstanding in favor of Saffron or any of its Subsidiaries from any Governmental Authority, and, to the Knowledge of Saffron, no basis exists for any Governmental Authority to seek payment or repayment from Saffron or any of its Subsidiaries of any amount or benefit received, or to seek performance of any obligation of Saffron or any of its Subsidiaries, under any such program.

3.20        Transactions with Affiliates.  Except as set forth in the Saffron SEC Reports filed prior to the date of this Agreement, since the date of Saffron’s last proxy statement filed in 2015 with the SEC, no event has occurred that would be required to be reported by Saffron pursuant to Item 404 of Regulation S-K promulgated by the SEC.  Section 3.20 of the Saffron Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 12b-2 under the Exchange Act) of Saffron as of the date of this Agreement.

3.21        Legal Proceedings; Orders.

(a)           Except as set forth in Section 3.21 of the Saffron Disclosure Schedule, there is no pending in writing Legal Proceeding, and (to the Knowledge of Saffron) no Person has threatened in writing to commence any Legal Proceeding:  (i) that involves Saffron, any Subsidiary of Saffron or any director or officer of Saffron (in his or her capacity as such) or any of the material assets owned or used by Saffron and/or any Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.  To the Knowledge of Saffron, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.  With regard to any Legal Proceeding set forth on Section 3.21 of the Saffron Disclosure Schedule, Saffron has provided the Company or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding.  Saffron has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b)           There is no order, writ, injunction, judgment or decree to which Saffron or any Subsidiary of Saffron, or any of the assets owned or used by Saffron or any Subsidiary of Saffron, is subject.  To the Knowledge of Saffron, no officer or other key employee of Saffron or any Subsidiary of Saffron is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Saffron Business or to any material assets owned or used by Saffron or any Subsidiary of Saffron.

3.22        Illegal Payments.  None of Saffron or any of its Subsidiaries (including any of its respective officers or directors) has taken or failed to take any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, the Unfair Competition Prevention Act of Japan or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder.  None of Saffron or any of its Subsidiaries or, to the Knowledge of Saffron, any third party acting on behalf of Saffron or any of its Subsidiaries, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist Saffron, any of its Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, Saffron or any of its Subsidiaries.

3.23        Inapplicability of Anti-takeover Statutes.  The Boards of Directors of Saffron and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Saffron Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions.  No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Saffron Voting Agreements or any of the other Contemplated Transactions.

3.24        Vote Required.  The affirmative vote of (i) the holders of a majority of the shares of Saffron Common Stock having voting power representing a majority of the outstanding Common Stock and (ii) the holders of a majority of the votes properly cast at the Saffron Stockholder Meeting are the only votes of the holders of any class or series of Saffron’s capital stock necessary to approve the Saffron Stockholder Proposals (the “Saffron Stockholder Approval”).

3.25        No Financial Advisor.  Except as set forth on Section 3.25 of the Saffron Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Saffron or any Subsidiary of Saffron.

3.26        Disclosure; Saffron Information.  The information relating to Saffron or its Subsidiaries to be contained in the Proxy Statement will not, on the date the Proxy Statement is first mailed to Saffron Stockholders or at the time of the Saffron Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.  The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation is made by Saffron or Merger Sub with respect to the information that has been or will be supplied by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion in the Proxy Statement.

Section 4.              CERTAIN COVENANTS OF THE PARTIES

4.1          Access and Investigation.  Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the date of termination of this Agreement and the Effective Time (the “Pre-Closing Period”), upon reasonable notice, each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to:  (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto.  Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party with copies of:

(i)            the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)           all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii)          any written materials or communications sent by or on behalf of a Party to all of its stockholders;

(iv)          any material notice, document or other communication sent by or on behalf of a Party to any party to any Saffron Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any Saffron Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Saffron Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

(v)           any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi)          any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii)         any material notice, report or other document received by a Party from any Governmental Authority.

Notwithstanding the foregoing, any Party may restrict the foregoing access (A) to the extent that any Law applicable to such party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access or (B) to the extent that such Party reasonably believes that allowing such access or furnishing such information would otherwise result in the disclosure of any trade secrets of third parties or violate any obligations existing on the date hereof with respect to confidentiality to any third party or otherwise breach, contravene or violate any effective Contract existing on the date hereof.

4.2          Operation of Saffron’s Business.

(a)           Except as set forth on Section 4.2 of the Saffron Disclosure Schedule, during the Pre-Closing Period:  (i) Saffron shall conduct its business and operations:  (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Laws and the requirements of all Contracts that constitute Saffron Material Contracts; and (ii) Saffron shall promptly notify the Company of:  (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Saffron that is commenced, or, to the Knowledge of Saffron, threatened in writing against, Saffron after the date of this Agreement.

(b)           During the Pre-Closing Period, Saffron shall promptly notify the Company in writing, by delivering an updated Saffron Disclosure Schedule, of:  (i) the discovery by Saffron of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Saffron in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Saffron in this Agreement if:  (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Saffron; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely.  Without limiting the generality of the foregoing, Saffron shall promptly advise the Company in writing of any Legal Proceeding or material, written claim threatened with respect Saffron.  No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Saffron contained in this Agreement or the Saffron Disclosure Schedule for purposes of Section 8.1.

4.3          Operation of the Company’s Business.

(a)           Except as set forth on Section 4.3 of the Company Disclosure Schedule, during the Pre-Closing Period:  (i) the Company shall conduct its business and operations:  (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts; (ii) the Company shall use commercially reasonable efforts preserve intact its current business organization, keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; and (iii) the Company shall promptly notify Saffron of:  (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company that is commenced, or, to the Knowledge of the Company, threatened against, the Company.

(b)           During the Pre-Closing Period, the Company shall promptly notify Saffron in writing, by delivery of an updated Company Disclosure Schedule, of:  (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if:  (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely.  Without limiting the generality of the foregoing, the Company shall promptly advise Saffron in writing of any Legal Proceeding or material, written claim threatened in writing with respect to the Company.  No notification given to Saffron pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

(c)           Section 4.3(c) of the Company Disclosure Schedule sets forth a high-level operating budget for the Company for the Pre-Closing Period.  The Company shall use commercially reasonable efforts to apply the proceeds of the Company Private Placement as specified therein.

4.4          Negative Obligations.

(a)           Except (i) as expressly required by this Agreement, (ii) as set forth in Section 4.4(a) of the Saffron Disclosure Schedule or (iii) with the prior written consent of the Company, at all times during the Pre-Closing Period, Saffron shall not, nor shall it cause or permit any Subsidiary of Saffron to, do any of the following:

(i)            declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Saffron Common Stock from terminated employees of Saffron);

(ii)           except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(a)(ii) of the Saffron Disclosure Schedule, and other than as contemplated by the Contemplated Transactions, sell, issue or grant, or authorize the issuance of:  (i) any capital stock or other security (except for Saffron Common Stock issued upon the valid exercise of outstanding Saffron Stock Options); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)          amend the certificate of incorporation, bylaws or other charter or organizational documents of Saffron or any Subsidiary of Saffron, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iv)          form any new Subsidiary or acquire any equity interest or other interest in any other Person;

(v)           other than in the Ordinary Course of Business, lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; or guarantee any debt securities of others;

(vi)          other than in the Ordinary Course of Business, (A) adopt, establish or enter into any Saffron Employee Program; (B) cause or permit any Saffron Employee Program to be amended other than as required by Law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval

(with such approval not to be unreasonably withheld) by the Company; (C) hire any new employee or consultant, (D) grant, make or pay any severance, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants;

(vii)         acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its material assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(viii)        make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes; enter into any closing agreement with respect to any material Tax Liability; settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a refund of a material amount of Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix)          enter into, amend or terminate any Saffron Material Contract;

(x)           commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as Saffron in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Saffron’s and/or any Subsidiary of Saffron’s business or (C) for a breach of this Agreement;

(xi)          fail to make any material payment with respect to any of Saffron’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;

(xii)         except as permitted by Section 4.5(b), participate in negotiations for, or initiate, solicit, seek or knowingly encourage or support, any inquiries, proposals or offers relating to, any potential transaction or series of transactions involving any acquisition of an equity interest in any Person, or the purchase or license of any assets or properties; or

(xiii)        agree to take, take or permit any Subsidiary of Saffron to take or agree to take, any of the actions specified in clauses (i) through (xii) of this Section 4.4(a).

(b)           Except (i) as expressly required by this Agreement, (ii) as set forth in Section 4.4(b) of the Company Disclosure Schedule or (iii)  with the prior written consent of Saffron, at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i)            declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company);

(ii)           amend the Company Charter, Company Bylaws or other charter or organizational documents of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions or the Company Private Placement;

(iii)          except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(b)(iii) of the Company Disclosure Schedule, sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Contemplated Transactions:  (i) any capital stock or other security; (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv)          form any Subsidiary or acquire any equity interest or other interest in any other Person;

(v)           other than in the Ordinary Course of Business, lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $100,000;

(vi)          other than in the Ordinary Course of Business, and in observance of common practice for a similarly-situated company:  (i) adopt, establish or enter into any Company Employee Program; (ii) cause or permit any Company Employee Program to be amended other than as required by Law; or (iii) pay any bonus or made any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(vii)         acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(viii)        make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes; enter into any closing agreement with respect to any material Tax Liability; settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a refund of a material amount of Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix)          enter into, amend or terminate any Company Material Contract;

(x)           commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as the Company in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of the Company’s business or (C) for a breach of this Agreement;

(xi)          fail to make any material payment with respect to any of the Company’s accounts payable or  Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices; or

(xii)         agree to take or take any of the actions specified in clauses (i) through (xi) of this Section 4.4(b).

4.5          Mutual Non-Solicitation.

(a)           No Solicitation by the Company.

(i)            Except as permitted by this Section 4.5(a), during the Pre-Closing Period, none of the Company or any Representative of the Company shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Company Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Acquisition Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 4.5 and to limit its conversation or other communication exclusively to such referral), or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that prior to the earlier of the time that the Company Stockholders adopt and approve this Agreement pursuant to the Company Stockholder Written Consent or the termination of this Agreement in accordance with Section 9, the Company may take the following actions in response to an unsolicited bona fide written Company Acquisition Proposal received after the date hereof that the Board of Directors of the Company has determined, in good faith, after consultation with its outside counsel and financial advisors, constitutes, or would reasonably be expected to lead to, a Company Superior Offer: (1) furnish nonpublic information regarding Company to the third party making the Company Acquisition Proposal (a “Company Qualified Bidder”) and (2) engage in discussions or negotiations with the Company Qualified Bidder and its representatives with respect to such Company Acquisition Proposal; provided that (w) the Company receives from the Company Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit the Company to comply with the terms of this Section 4.5 (a “Company Acceptable Confidentiality Agreement”) (a copy of such Company Acceptable Confidentiality Agreement shall promptly, and in any event within twenty-four (24) hours, be provided to Saffron for informational purposes only), (x) the Company contemporaneously supplies to Saffron any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to Saffron, (y) the Company has not breached this Section 4.5, and (z) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of the Company under applicable Laws.

(ii)           For purposes of this Agreement,

(A)          “Company Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, business combination, share exchange, arrangement or consolidation, or any similar transaction involving the Company, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of the Company in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of the Company (including securities of the Company currently beneficially owned by such Person); provided, however, that the term “Company Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement; and

(B)          “Company Superior Offer” shall mean an unsolicited bona fide Company Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Company Acquisition Proposal being treated as references to “one hundred percent (100%)” for these purposes) made by a third party that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Company Acquisition Proposal, (1) is more favorable from a financial point of view to the Company Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by Saffron in response to such Company Superior Offer pursuant to and in accordance with Section 4.5(a)(iv), or otherwise), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by the Company on terms no less favorable to the Company than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii)          Except as otherwise provided in Section 4.5(a)(iv), neither the Board of Directors of the Company nor any committee of the Board of Directors of the Company shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to Saffron, the Company Board Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business

Days after commencement, propose publicly to approve, adopt or recommend any Company Acquisition Proposal, or make any public statement inconsistent with its recommendation (any action described in this sentence being referred to as a “Company Change of Recommendation”).

(iv)                              Nothing in this Section 4.5 shall prohibit the Board of Directors of the Company from making any disclosure to the Company Stockholders, if, in the good faith judgment of the Board of Directors of the Company, after consultation with its outside legal counsel, such disclosure would be required to comply with its fiduciary duties under applicable Law.

(b)                                 No Solicitation by Saffron.

(i)                                     Except as permitted by this Section 4.5(b), during the Pre-Closing Period, none of Saffron, its Subsidiaries or any Representative of Saffron or any of its Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Saffron Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Saffron Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Saffron Acquisition Proposal, or enter into any agreement or agreement in principle requiring Saffron to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 4.5 and to limit its conversation or other communication exclusively to such referral); provided, however, that prior to the earlier of the approval of the Saffron Stockholder Proposals at the Saffron Stockholder Meeting or the termination of this Agreement in accordance with Section 9, Saffron may take the following actions in response to an unsolicited bona fide written Saffron Acquisition Proposal received after the date hereof that the Board of Directors of Saffron has determined, in good faith, after consultation with its outside counsel and financial advisors, constitutes, or would reasonably be expected to lead to, a Saffron Superior Offer: (1) furnish nonpublic information regarding Saffron to the third party making the Saffron Acquisition Proposal (a “Saffron Qualified Bidder”); and (2) engage in discussions or negotiations with the Saffron Qualified Bidder and its representatives with respect to such Saffron Acquisition Proposal; provided that (w) Saffron receives from the Saffron Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit Saffron to comply with the terms of this Section 4.5 (a “Saffron Acceptable Confidentiality Agreement”) (a copy of such Saffron Acceptable Confidentiality Agreement shall promptly, and in any event within twenty-four (24) hours, be provided to the Company for informational purposes only), (x) Saffron contemporaneously supplies to the Company any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to the Company, (y) Saffron has not breached this Section 4.5, and (z) the Board of Directors of Saffron determines in good faith, after consultation with its outside legal counsel, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of Saffron under applicable Laws.

(ii)                                  For purposes of this Agreement,

(A)                               “Saffron Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Saffron or its Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of Saffron and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Saffron (including securities of Saffron currently beneficially owned by such Person); provided, however, that the term “Saffron Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement, the transactions set forth on Schedule 4.5(b)(ii); and

(B)                               “Saffron Superior Offer” shall mean an unsolicited bona fide Saffron Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Saffron Acquisition Proposal being treated as references to “one hundred (100%)” for these purposes) made by a third party that the Board of Directors of Saffron determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Saffron Acquisition Proposal, (1) is more favorable from a financial point of view to the Saffron Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by Company in response to such Saffron Superior Offer pursuant to and in accordance with Section 4.5(b)(v) or otherwise), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by Saffron on terms no less favorable to Saffron than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii)                               Except as otherwise provided in Section 4.5(b)(iv), neither the Board of Directors of Saffron nor any committee of the Board of Directors of Saffron shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to Company, the Saffron Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any Saffron Acquisition Proposal, or make any public statement inconsistent with its recommendation (any action described in this sentence being referred to as a “Saffron Change of Recommendation”).

(iv)                              Notwithstanding the foregoing, provided that Saffron shall not have breached in a material respect its obligations under Section 4.5(b), the Board of Directors of Saffron may effect a Saffron Change of Recommendation if:

(A)                               the Board of Directors of Saffron determines in good faith, after consultation with outside legal counsel and financial advisors, that a Saffron Change of Recommendation is required in order to comply with its fiduciary duties under applicable Laws either based upon (1) an Intervening Event or (2) receipt of a Saffron Acquisition Proposal that the Board of Directors of Saffron determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Saffron Superior Offer, but in each case only at a time that is prior to the approval of the Saffron Stockholder Proposals at the Saffron Stockholder Meeting and is after 11:59 pm, New York City time, on the third Business Day following the Company’s receipt of written notice (a “Saffron Change of Recommendation Notice”) advising the Company that the Board of Directors of Saffron desires to effect a Saffron Change of Recommendation (and the manner and timing in which it intends to do so, and in the case of an Intervening Event, specifying the reasons therefor in reasonable detail) (such three Business Day period, the “Notice Period”); and

(B)                               Saffron provides the Company with a reasonable opportunity to make adjustments in the terms and conditions of this Agreement and negotiates in good faith with the Company with respect thereto during the Notice Period, in each case as would enable the Board of Directors of Saffron or committee thereof to conclude that (1) the Intervening Event is no longer a basis for any Saffron Change of Recommendation or (2) the Saffron Acquisition Proposal that was determined to be a Saffron Superior Offer is no longer a Saffron Superior Offer.

Any material changes to the financial terms or any material change to other material terms of such Saffron Superior Offer occurring prior to the Board of Directors of Saffron’s effecting a Saffron Change of Recommendation pursuant to this Section 4.5(b)(iv) shall require Saffron to provide to the Company a new Saffron Change of Recommendation Notice and a new Notice Period and to comply with the requirements of this Section 4.5(b)(iv) with respect to each such Saffron Change of Recommendation Notice, except that the references to the “third Business Day” shall be deemed to be the “second Business Day.” Any Saffron Change of Recommendation shall not change the approval of this Agreement or any other approval of the Board of Directors of Saffron, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

(v)                                 Nothing in this Section 4.5 shall prohibit Saffron from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a Saffron Acquisition Proposal, respectively, or from the Board of Directors of Saffron making any disclosure to the Saffron Stockholders if, in the good faith judgment of the Board of Directors of Saffron, after consultation with its outside legal counsel, that taking such action or making such disclosure would be required to comply with its fiduciary duties under applicable Laws.

(c)                                  Both the Company and Saffron shall notify the other no later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Company Acquisition Proposal or Saffron Acquisition Proposal, respectively, and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror.  Both the Company and Saffron shall keep the other informed, on a current basis, of the status and material developments (including any changes to the terms) of such Company Acquisition Proposal or Saffron Acquisition Proposal, respectively.

(d)                                 The Company and Saffron shall, and shall cause each of their respective Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Company Acquisition Proposal or Saffron Acquisition Proposal.

Section 5.                                          ADDITIONAL AGREEMENTS OF THE PARTIES

5.1                               Disclosure Documents.

(a)                                 As promptly as practicable after the date of this Agreement, Saffron shall prepare and file with the SEC a proxy statement relating to the Saffron Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”).  Each of Saffron and the Company shall use their commercially reasonable efforts: (i) to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC; and (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff.  Each of Saffron, Merger Sub and the Company shall furnish all information concerning itself and their Subsidiaries, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the Proxy Statement.  As promptly as practicable after the date of this Agreement, and in no event later than thirty (30) days after the date of this Agreement, the Company shall (i) furnish to Saffron all such information concerning the Company to be included in the Proxy Statement, and (ii) cooperate with Saffron to file the Proxy Statement with the SEC within such thirty (30) day period.  Saffron shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable, and in no event later than five (5) Business Days, following clearance of the Proxy Statement by the SEC.  Each of the Company and Saffron shall use commercially reasonable efforts to cause all information that it is responsible for providing for inclusion in documents filed with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  If Saffron, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Saffron stockholders.

(b)                                 Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, or making or disseminating any other communication to its stockholders regarding the Contemplated Transactions, Saffron shall provide the Company a reasonable opportunity to review and comment on such document or response and shall discuss with the Company and include in such document or response, comments reasonably and promptly proposed by the Company.  Saffron will advise the Company, promptly after Saffron receives notice thereof, of the clearance of the Proxy Statement by the SEC or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Saffron Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information.

(c)                                  Within sixty (60) days following the Closing Date, Saffron will prepare and file with the SEC a registration statement on Form S-3 (or if Form S-3 is not available, such other form as may provide for a resale of the shares of Saffron Common Stock issued pursuant to Section 1.5(a) but with such registration obligations otherwise consistent with the requirements of this Section 5.1(c)), covering the resale of the shares of Saffron Common Stock issued pursuant to Section 1.5(a) (together with all amendments and supplements thereto, including post-effective amendments, all exhibits thereto and all material incorporated by reference therein, the “Registration Statement”). Saffron will use commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as possible following the filing of the Registration Statement and be maintained effective until the earliest to occur of: (i) the second anniversary of the date the Registration Statement is first declared effective, or (ii) the date that all of the shares of Saffron Common Stock issued pursuant to Section 1.5 have actually been sold. For not more than sixty (60) consecutive days or for a total of not more than one hundred twenty (120) days in any twelve (12) month period, Saffron may suspend the use of any prospectus included in the Registration Statement if Saffron’s Board of Directors determines in good faith that such suspension is necessary to (x) delay the disclosure of material non-public information concerning Saffron, the disclosure of which at the time is not, in the good faith opinion of Saffron’s Board of Directors, in the best interests of Saffron and its stockholders, or (y) amend or supplement the Registration Statement or the related prospectus so that the Registration Statement or prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading.

5.2                               Stockholder Approval.

(a)                                 Stockholders’ Consent.

(i)                                     During the Pre-Closing Period, the Company shall take all action necessary in accordance with this Agreement, the DGCL, the Company Charter and the Company Bylaws to obtain, within twenty-four (24) hours after this Agreement is executed by the Parties, the Company Stockholder Written Consent executed by the Company Minimum Holders and sufficient for the Company Stockholder Approval in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (A) adopting this Agreement and approving the Merger and all other transactions contemplated hereby, including the conversion of the Company Preferred Stock into Company Common Stock, (B) acknowledging that such adoption and approval of the Merger and the conversion of the Company Preferred Stock into Company Common Stock given thereby is irrevocable and that such stockholder is aware it may have the right to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (C) acknowledging that by its approval of the Merger it is not entitled to appraisal or dissenters’ rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL.  Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve the Merger or the conversion of the Company Preferred Stock into Company Common Stock or this Agreement.  The Company shall use its commercially reasonable efforts to obtain the Company Stockholder Written Consent executed by the Company Minimum Holders, sufficient for the Company Stockholder Approval and in compliance with all applicable Laws, and shall use commercially reasonable efforts to cause such Company Stockholder Written Consent not to be waived or revoked.

(ii)                                  The Company agrees that (A) the Company’s Board of Directors shall unanimously recommend that the holders of Company Common Stock and Company Preferred Stock take action by written consent to approve the Merger and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.2(a)(i) above, (B) the statement or information provided to the holders of Company Common Stock and Company Preferred Stock shall include a statement to the effect that the Board of Directors of the Company recommends that the Company’s stockholders take action by written consent to approve the Merger (the recommendation of the Company’s Board of Directors that the Company’s stockholders approve the Merger being referred to as the “Company Board Recommendation”); and (C) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Saffron, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Saffron shall be adopted or proposed.

(iii)                               The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholders Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Superior Offer or other Company Acquisition Proposal.

(iv)                              In connection with the solicitation of the Company Stockholder Written Consent from its stockholders to adopt this Agreement and approve the Merger, the Company shall furnish to Saffron, as promptly as possible, and in any event within twenty-four (24) hours after this Agreement is executed by the Parties, a copy of such executed Company Stockholder Written Consent.

(v)                                 Promptly after the date hereof, and in no case later than ten (10) days after obtaining the Company Stockholder Approval, the Company shall deliver (in any manner permitted by applicable Laws to each Company Stockholder notice of the Company Stockholders’ approval and adoption of this Agreement and the consummation of the Contemplated Transactions, in compliance with Sections 228(e) and 262 of the DGCL.  Thereafter, the Company shall provide to its stockholders who did not execute a Company Stockholders Written Consent applicable and appropriate notices regarding their appraisal or dissenters’ rights under Section 262 of the DGCL, which notice shall comply with all applicable Laws.

(b)                                 Saffron Stockholder Meeting.

(i)                                     Saffron shall take all action necessary in accordance with applicable Laws and the Saffron Charter and Saffron Bylaws to call, give notice of, convene and hold a meeting of the Saffron Stockholders (the “Saffron Stockholder Meeting”) to consider and vote on proposals to adopt this Agreement, the issuance of the shares of Saffron Common Stock by virtue of the Merger and an amendment to the Saffron Charter to effect the Reverse Stock Split (collectively, the “Saffron Stockholder Proposals”).  The Saffron Stockholder Meeting shall be held (on a date selected by Saffron in consultation with the Company) as promptly as practicable, and in any event not later than forty-five (45) days after the date that the definitive Proxy Statement is filed with the SEC.  If on the scheduled date of the Saffron Stockholder meeting Saffron has not obtained the Saffron Stockholder Approvals, Saffron shall have the right to adjourn or postpone the Saffron Stockholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days from the original date that the Saffron Stockholder Meeting was scheduled for the approval of the Saffron Stockholder Proposals.

(ii)                                  Subject to the provisions of Section 4.5 hereof, the Board of Directors of Saffron shall recommend that the Saffron Stockholders approve the Saffron Stockholder Proposals (the “Saffron Recommendation”) and Saffron shall include such Saffron Recommendation in the Proxy Statement.

(c)                                  Saffron shall use its commercially reasonable efforts to solicit from the Saffron Stockholders proxies in favor of the Saffron Stockholder Proposals and shall take all other action necessary or advisable to secure the Saffron Stockholder Approvals.

5.3                               Regulatory Approvals.  Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority.  Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters.  The Company and Saffron shall respond as promptly as is practicable to respond in compliance with:  (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

5.4                               Net Cash Schedule.  Saffron shall prepare and deliver to the Company three (3) Business Days prior to the Closing, a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Saffron’s good faith estimate of Net Cash to be held by Saffron as of the Closing, together with the work papers and back-up materials used in preparing such Net Cash Schedule. After delivery of the Net Cash Schedule by Saffron, the Company shall have an opportunity to review the Net Cash Schedule and Saffron shall provide the Company and its Representatives with access to the books and records, books of account, accountant’s work papers, and personnel and accountants of Saffron and its Subsidiaries and shall cause the employees and accountants of Saffron and its Subsidiaries to cooperate with the Company and its Representatives at reasonable times and upon reasonable notice in connection with their review of such documents and information.

5.5                               Indemnification of Officers and Directors.

(a)                                 Saffron and Merger Sub agree that all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary, or agent of Saffron or the Company provided for in the respective organizational documents in effect as of the date hereof, shall continue to be honored and in full force and effect for a period of six (6) years after the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim.  The certificate of incorporation of the Surviving Corporation will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those currently in the Company Charter and Company Bylaws and during such six (6) year period following the Effective Time, Saffron shall not and shall cause the Surviving Corporation not to amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was a director, officer, employee, fiduciary, or agent of the Company in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification is required by applicable Laws.  From and after the Effective Time, Saffron and the Surviving Corporation also agree, jointly and severally, to indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent (i) provided in any written indemnification agreements listed in Section 5.5(a) of the Company Disclosure Schedule between the Company and such individuals or (ii) required by the Company Charter or the Company Bylaws, in each case as in effect immediately prior to the Effective Time.

(b)                                 The Company shall purchase a six-year “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, with an effective date as of the Closing.

(c)                                  The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each of the Persons indemnified hereby, and his or her heirs and Representatives, and may not be amended, altered or repealed without the written consent of any such Person affected by such amendment, alteration or repeal.  The provisions in this Section 5.5 are intended to be in addition to the rights otherwise available to the current directors, officers, employees, fiduciaries and/or agents of the Company by Laws, charters, bylaws or agreements.

(d)                                 If Saffron or the Surviving Corporation or any of the successors or assigns of Saffron or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Saffron or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.5.

5.6                               Additional Agreements.

(a)                                 Subject to Section 5.6(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions.  Without limiting the generality of the foregoing, but subject to Section 5.6(b), each Party to this Agreement:  (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement:  (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.7                               Disclosure.  Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless:  (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Laws and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Saffron may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Saffron in compliance with this Section 5.7.

5.8                               Listing.  At or prior to the Effective Time, Saffron shall use its commercially reasonable efforts to cause the shares of Saffron Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Global Market (or such other NASDAQ market which the Saffron Common Stock then trades) at or prior to the Effective Time and the Company shall use its commercially reasonable efforts to provide the information required for an initial listing application pursuant to NASDAQ Rule 5110 and to fully cooperate and participate in preparing such application and obtaining such listing.

5.9                               Tax Matters.

(a)                                 Saffron, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger, together with the issuance of shares of Saffron Common Stock to the stockholders of the Company, to qualify, and agree not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken that would or could reasonably be expected to prevent or impede the Merger, together with the issuance of shares of Saffron Common Stock to the stockholders of the Company, from qualifying as a “reorganization” under Section 368(a) of the Code.

(b)                                 This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).  Saffron, Merger Sub and the Company shall treat, and shall not take any tax reporting position inconsistent with the treatment of, the Merger, together with the issuance of shares of Saffron Common Stock to the stockholders of the Company, as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.10                        Cooperation.  Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

5.11                        Directors.

(a)                                 Subject to any legal requirement, at and immediately after the Effective Time, the initial size of the Board of Directors of Saffron shall be seven (7) and the initial directors to serve on the Board of Directors of Saffron shall be Paul A. Friedman, M.D., who shall be the Chairman, and Fred Craves, Ph.D., who shall be the lead director, Rebecca Taub, M.D., Keith Gollust, two additional individuals to be selected by the Company, and one additional individual to be mutually agreed upon by Saffron and the Company, each until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. At and immediately after the Effective Time, the officers of Saffron and the director classification shall be specified in Schedule 5.11.

(b)                                 Effective immediately following the Effective Time, Saffron and the Surviving Corporation shall cause the size and composition of the board of directors of the

Surviving Corporation to be identical in size and composition to the board of directors of Saffron after taking into account the requirements and actions set forth in Section 5.11(a), except that the board of directors of the Surviving Corporation shall not be classified.

5.12                        Stockholder Litigation.  Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Saffron, on the one hand, and the Company, on the other hand, shall give the other Party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation without the other Party’s written consent, which will not be unreasonably withheld, conditioned or delayed.  Prior to or as promptly as practicable following the date hereof, Saffron and its Board of Directors shall amend the Saffron Bylaws to include a provision requiring that the Court of Chancery of the State of Delaware shall be the exclusive forum for any disputes involving Saffron stockholders’ rights with respect to Saffron.

5.13                        Section 16 Matters.  Prior to the Closing, the Board of Directors of Saffron shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any acquisitions and/or dispositions of equity securities of Saffron resulting from the Contemplated Transactions by each Person who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the Contemplated Transactions) with respect to equity securities of Saffron.

5.14                        Securityholder List.  At least two (2) Business Days prior to the Effective Time, the Company shall deliver to Saffron a true, correct and complete list, as of that date, of all issued and outstanding shares of the capital stock of the Company on a holder-by-holder basis.

5.15                        Reverse Split.  Saffron shall submit to the Saffron Stockholders at the Saffron Stockholder Meeting a proposal to approve and adopt an amendment to the Saffron Charter to authorize the Board of Directors of Saffron to effect a reverse stock split of all outstanding shares of Saffron Common Stock at a reverse stock split ratio in the range mutually agreed to by the Company and Saffron (the “Reverse Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the Reverse Stock Split.

5.16                        Preferred Stock and Convertible Debt.  The Company shall take all action required to effect the conversion of all outstanding Company Preferred Stock and Convertible Debt into no more than the number of shares of Company Common Stock set forth in Section 5.16 of the Company Disclosure Schedule pursuant to the Company Stockholder Written Consent effective immediately prior to the Effective Time, and the Company will provide Saffron with evidence of such conversion to the sole satisfaction of Saffron. The Company shall not prepay any Convertible Debt.

5.17                        Validity of Private Placement for Merger Shares.  In connection with the solicitation of the Company Stockholder Approval, the Company shall deliver to each holder of Company Capital Stock or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Capital Stock or any other equity security of the Company, a standard form of accredited investor questionnaire.  In reliance on such accredited investor questionnaires, Saffron and the Company shall take such action as reasonably necessary to ensure that the issuance of shares of Saffron Common Stock in the Merger shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” laws.

5.18                        Forfeiture of Restricted Shares.  The Company shall take all action required to ensure that the restricted shares of Company Common Stock set forth in Section 5.18 of the Company Disclosure Schedule are forfeited to the Company and are no longer outstanding immediately prior to the Effective Time, and the Company will provide Saffron with evidence of such conversion to the sole satisfaction of Saffron.

5.19                        Company Final Financial Statements.  The Company shall use reasonable best efforts to deliver to Saffron, (i) no later than April 15, 2016, true and complete copies of the Company’s audited consolidated balance sheet as of December 31, 2015 and December 31, 2014, and the related consolidated statements of operations, cash flows and stockholders equity for the twelve months ended December 31, 2015 and December 31, 2014, together with the notes thereto and the reports and opinions of Friedman LLP relating thereto (the “Company Audited Financial Statements”), and (ii) as soon as practicable but no later than April 29, 2016, true and complete copies of the Company’s unaudited consolidated balance sheet as of March 31, 2016 and the related unaudited consolidated statements of operations, cash flows and stockholders equity for the three months ended March 31, 2016, together with the notes thereto (the “Company Interim Financial Statements”, and together with the Company Audited Financial Statements, the “Company Final Financial Statements”). The Company represents and warrants that (A) the Company Audited Financial Statements will not materially differ from the Company Preliminary Financial Statements, and (B) the Company Final Financial Statements (i) will comply as to form in all material respects prior to the filing of the Proxy Statement, with the published rules and regulations of the SEC with respect thereto, (ii) will be prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and (iii) will fairly present, in all material respects, the financial condition and operating results of the Company as of the dates and for the periods indicated therein.

Section 6.                                          CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1                               No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Merger illegal.

6.2                               Stockholder Approval.  This Agreement, the Merger, the conversion of the Company Preferred Stock into Company Common Stock and the other Contemplated Transaction shall have been duly adopted and approved by the Company Stockholder Approval, and the Saffron Stockholder Proposals shall have been duly approved by the Saffron Stockholder Approval.

6.3                               No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business.  There shall not be any Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Authority in which such Governmental Authority indicates that it intends to conduct any Legal Proceeding or taking any other action:  (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Saffron, Merger Sub or the Company any damages or other relief that may be material to Saffron or the Company; or (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Saffron.

6.4                               Proxy Statement.  No stop order prohibiting the issuance of the Merger Shares shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC or any Governmental Authority.

6.5                               Blue Sky Laws.  The actions set forth on Schedule 6.6 (relating to the state securities laws that must be complied with in connection with the Merger) will have been complied with and any approval, consent, ratification, permission, waiver or authorization issued by any Governmental Authority related thereto will be in full force and effect.

Section 7.                                          ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SAFFRON AND MERGER SUB

The obligations of Saffron and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Saffron, at or prior to the Closing, of each of the following conditions:

7.1                               Accuracy of Representations.  The representations and warranties of the Company contained in this Agreement (X) (a) shall have been true and correct as of the date of this Agreement, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (b) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and (Y) the representation and warranties of the Company contained in Section 2.2 hereof shall be true and correct as of the date hereof and as of the Closing Date, except (a) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (b) for de minimis inaccuracies.  For purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

7.2                               Performance of Covenants.  Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

7.3                               Consents.

(a)                                 All of the consents set forth on Section 7.3(a) of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

(b)                                 Any Permit or other consent required to be obtained by the Company under any applicable antitrust or competition Law or regulation or other Law shall have been obtained and shall remain in full force and effect.

7.4                               Officers’ Certificate.  Saffron shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2, and 7.3 have been duly satisfied.

7.5                               No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

7.6                               Preferred Stock and Convertible Debt Conversion.  The Company Preferred Stock and Convertible Debt shall cease to be outstanding and shall have been converted into no more than the number of shares of Company Common Stock set forth in Section 5.16 of the Company Disclosure Schedule and the Company shall have provided Saffron with evidence of such conversion to the sole satisfaction of Saffron.

7.7                               Employment Agreements.  Employment agreements shall have been executed with Paul A. Friedman, M.D. and Rebecca Taub, M.D., to the sole satisfaction of Saffron.

7.8                               Company Private Placement.  The Company Private Placement shall have been consummated and the Company shall have received an aggregate of $9,000,000 of gross proceeds, including a tranche of $750,000 of gross proceeds received by the Company on March 1, 2016 and a tranche of $2,625,000 of gross proceeds to be received by the Company concurrently with or prior to the signing of this Agreement, on the terms and conditions thereof.

7.9                               Restricted Shares.  The restricted shares of Company Common Stock set forth in Section 5.18 of the Company Disclosure Schedule shall have been forfeited to the Company and shall no longer be outstanding, and the Company shall have provided evidence of such forfeiture to the sole satisfaction of Saffron.

7.10                        Company Indebtedness.  All Indebtedness of the Company, including without limitation the Indebtedness set forth in Section 7.10 of the Company Disclosure Schedule, shall have been repaid, settled or extinguished, and the Company shall have provided evidence of the repayment, settlement or extinguishment of such Indebtedness to the sole satisfaction of Saffron.

Section 8.                                          ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1                               Accuracy of Representations.  The representations and warranties of Saffron and Merger Sub contained in this Agreement (a) shall have been true and correct as of the date of this Agreement except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (b) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Saffron Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Saffron Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

8.2                               Performance of Covenants.  All of the covenants and obligations in this Agreement that Saffron or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3                               Consents.

(a)                                 All the consents set forth on Section 8.3 of the Saffron Disclosure Schedule shall have been obtained and shall be in full force and effect.

(b)                                 Any Permit or other consent required to be obtained by Saffron under any applicable antitrust or competition Law or regulation or other Law shall have been obtained and shall remain in full force and effect.

8.4                               Officers’ Certificates.  The Company shall have received (a) a certificate executed by the Chief Executive Officer of Saffron confirming that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied and (b) three (3) days prior to the Closing, a certificate executed by the Chief Financial Officer of Saffron certifying that the contents of the Net Cash Schedule, as well as the work papers and back-up materials provided therewith, are true and correct in all material respects and that the Net Cash Condition has been satisfied.

8.5                               No Saffron Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Saffron Material Adverse Effect.

8.6                               Minimum Net Cash.  The Net Cash of Saffron at the Closing shall not be less than $28,500,000 (the “Net Cash Condition”).

Section 9.                                          TERMINATION

9.1                               Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Merger and issuance of Saffron Common Stock in the Merger by Saffron’s stockholders, unless otherwise specified below):

(a)                                 by mutual written consent of Saffron and the Company duly authorized by the Boards of Directors of Saffron and the Company;

(b)                                 by either Saffron or the Company if the Merger shall not have been consummated by September 30, 2016; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)                                  by either Saffron or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)                                 by Saffron if the Company Stockholder Approval shall not have been obtained within twenty-four (24) hours after this Agreement is executed by the Parties;

(e)                                  by either Saffron or the Company if (i) the Saffron Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Saffron’s stockholders shall have taken a final vote on the Merger, the Contemplated Transactions and the issuance of shares of Saffron Common Stock in the Merger and (ii) the Merger, such transactions or any of the issuance of Saffron Common Stock in the Merger and Reverse Stock Split shall not have been approved at the Saffron Stockholder Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Saffron Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Saffron where the failure to obtain the Saffron Stockholder Approval shall have been caused by the action or failure to act of Saffron and such action or failure to act constitutes a material breach by Saffron of this Agreement;

(f)                                   by the Company (at any time prior to the approval of the issuance of Saffron Common Stock in the Merger by the Saffron Stockholder Approval) if a Saffron Change of Recommendation shall have occurred or Saffron fails to include the Saffron Recommendation in the Proxy Statement;

(g)                                  by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Saffron or Merger Sub set forth in this Agreement, or if any representation or warranty of Saffron or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Saffron’s or Merger Sub’s representations and warranties or breach by Saffron or Merger Sub is curable by Saffron or Merger Sub, then this

Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Saffron or Merger Sub to the Company of such breach or inaccuracy and (ii) Saffron or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Saffron or Merger Sub is cured prior to such termination becoming effective);

(h)                                 by Saffron, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the Company to Saffron of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(i)                                     by Saffron in connection with Saffron entering into a definitive agreement to effect a Saffron Superior Offer; or

(j)                                    by the Company if, at any time after the date hereof and prior to the Closing, Saffron’s Net Cash has fallen below $28,500,000 such that the Net Cash Condition would not be satisfied as of such time, and such deficiency is not likely to be cured prior to the Closing Date.

9.2                               Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3                               Expenses; Termination Fees.

(a)                                 Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b)                                 If this Agreement is terminated by Saffron or the Company, as applicable, pursuant to Section 9.1(e) or Section 9.1(j), Saffron shall pay to the Company within two (2) Business Days after termination of the Agreement an amount equal to the total documented expenses incurred by the Company or the Company’s stockholders in connection with the negotiation and execution of this Agreement and the Contemplated Transactions, not to exceed $250,000 in the aggregate.

(c)                                  (i)                                     If this Agreement is terminated by Saffron or the Company pursuant to Section 9.1(f) or 9.1(i), Saffron shall pay to the Company, within ten (10) Business Days after termination of the Agreement, a nonrefundable fee in an amount equal to $1,250,000.

(ii)                                  If this Agreement is terminated by Saffron pursuant to Section 9.1(d), the Company shall pay to Saffron, within ten (10) Business Days after termination of the Agreement, a nonrefundable fee in an amount equal to $1,000,000.

(d)                                 If either Party fails to pay when due any amount payable by such Party under Section 9.3(a), 9.3(b), or 9.3(c) then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 10.                                   MISCELLANEOUS PROVISIONS

10.1                        Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Merger Sub and Saffron contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2                        Amendment.  This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Saffron at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after the approval of the Merger or issuance of shares of Saffron Common Stock in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of the stockholders of such Party without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Saffron.

10.3                        Waiver.

(a)                                 No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)                                 No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4                        Entire Agreement; Counterparts; Exchanges by Facsimile.  This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5                        Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws.  In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties:  (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10.5, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement.

10.6                        Attorneys’ Fees.  In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7                        Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than:  (a) the parties hereto; and (b) the directors and officers of the Company referred to in Section 5.5(a) to the extent of their respective rights pursuant to

Section 5.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8                        Notices.  Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

if to Saffron or Merger Sub:

Synta Pharmaceuticals Corp.

45 Hartwell Avenue

Lexington, MA 02421

Telephone:  (781) 274-8200
Fax:  (781) 274-8228
Attention:  Chief Executive Officer

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
One Financial Center

Boston, Massachusetts 02111
Fax:  (617) 542-2241
Attention:  Matthew J. Gardella, Esq.

if to the Company:

Madrigal Pharmaceuticals, Inc.
500 Office Center Drive, Suite 400

Fort Washington, PA 19034
Telephone:  (267) 327-4424
Fax:  (949) 725-4100
Attention:  Chief Executive Officer

with a copy to:

Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
Telephone:  (949) 725-4000
Fax:  (949) 725-4100
Attention:  Lawrence B. Cohn, Esq.
                                                             Michael L. Lawhead, Esq.

10.9                        Cooperation.  Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10                 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11                 Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at Law or in equity.

10.12                 Construction.

(a)                                 For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                                 The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                 Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)                                  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SYNTA PHARMACEUTICALS CORP.

By:	/s/ Chen Schor
Name: Chen Schor
Title: President and Chief Executive Officer

SAFFRON MERGER SUB, INC.

By:	/s/ Chen Schor
Name: Chen Schor
Title: President

MADRIGAL PHARMACEUTICALS, INC.

By:	/s/ Rebecca Taub
Name: Rebecca Taub, M.D.
Title: Acting Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

Definitions

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble and shall include the Exhibits and Schedules annexed hereto or referred to herein.

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by Laws to be closed in the Commonwealth of Massachusetts.

“Certificate of Merger” has the meaning set forth in Section 1.3

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acceptable Confidentiality Agreement” has the meaning set forth in Section 4.5(a).

“Company Acquisition Proposal” has the meaning set forth in Section 4.5(a)(ii)(A).

“Company Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Company Leased Real Property that materially affect or may materially affect the tenancy at any Company Leased Real Property.

“Company Balance Sheet” has the meaning set forth in Section 2.5(a).

“Company Board Recommendation” has the meaning set forth in Section 5.2(a)(ii).

“Company Business” means the business of the Company as currently conducted.

“Company Bylaws” has the meaning set forth in Section 2.1(a).

“Company Capital Stock” means the Common Stock and Preferred Stock of the Company.

“Company Change of Recommendation” has the meaning set forth in Section 4.5(a).

“Company Charter” has the meaning set forth in Section 2.1(a).

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Contingent Workers” has the meaning set forth in Section 2.15(b).

“Company Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which the Company is a party.

“Company Copyrights” has the meaning set forth in Section 2.9(a).

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company Employee Program” has the meaning set forth in Section 2.14(a).

“Company Audited Financial Statements” has the meaning set forth in Section 5.19.

“Company Final Financial Statements” has the meaning set forth in Section 5.19.

“Company Interim Financial Statements” has the meaning set forth in Section 5.19.

“Company Preliminary Financial Statements” has the meaning set forth in Section 2.5(a).

“Company Intellectual Property” means all Intellectual Property owned by the Company or used or held for use by the Company in the Company Business and all Company Products.  “Company Intellectual Property” includes, without limitation, Company Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

“Company Lease” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of the Company Leased Real Property.

“Company Leased Real Property” means the real property leased, subleased or licensed by the Company that is related to or used in connection with the Company Business, and the real property leased, subleased or licensed by the Company as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Company Licenses-In” has the meaning set forth in Section 2.9(a).

“Company Licenses-Out” has the meaning set forth in Section 2.9(a).

“Company Marks” has the meaning set forth in Section 2.9(a).

“Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company, except that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Company; (ii) changes in or affecting the industries in which the Company operates to the extent they do not disproportionately affect the Company in any material respect;  (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of Saffron or Merger Sub or expressly required by this Agreement; and (v) continued losses from operations or decreases in cash balances of the Company; or (b) prevent or materially delay the ability of Company to consummate the Contemplated Transactions.

“Company Material Contract” has the meaning set forth in Section 2.10.

“Company Minimum Holders” means the holders of at least a majority of the outstanding shares of Company Capital Stock voting together as a single class and on an as-converted basis.

“Company Owned Real Property” means the real property in which the Company has any fee title (or equivalent).

“Company Patents” has the meaning set forth in Section 2.9(a).

“Company Permits” has the meaning set forth in Section 2.12(b).

“Company Preferred Stock” means the preferred stock, $0.0001 par value per share, of the Company.

“Company Private Placement” has the meaning set forth in the Recitals.

“Company Products” means MGL-3196, MGL-3745 and the other products described in (i) the Company Patents, (ii) that certain Research, Development and Commercialization Agreement, dated December 18, 2008, by and between Hoffman-La Roche, Inc. and F. Hoffman-La Roche Ltd, on the one hand, and the VIA Pharmaceuticals, Inc., on the other hand (pertaining to R04923659-000) and (iii) that certain Research, Development and Commercialization Agreement, dated December 18, 2008, by and between Hoffman-La Roche, Inc. and F. Hoffman-La Roche Ltd, on the one hand, and the VIA Pharmaceuticals, Inc., on the other hand (pertaining to R05131723).

“Company Qualified Bidder” has the meaning set forth in Section 4.5(a)(i).

“Company Regulatory Agency” has the meaning set forth in Section 2.12(b).

“Company Stock Certificate” has the meaning set forth in Section 1.6.

“Company Stockholder Approval” has the meaning set forth in Section 2.24.

“Company Stockholder Written Consent” means (a) the irrevocable adoption of this Agreement and approval of the Merger and (b) specified undertakings, representations, warranties, releases and waivers, pursuant to a written consent in substantially the form attached hereto as Exhibit F and otherwise reasonably acceptable to Saffron, signed by the Company Minimum Stockholders, pursuant to and in accordance with the applicable provisions of the DGCL and the Company Charter..

“Company Stockholders” shall mean the holders of the capital stock of the Company immediately prior to the Effective Time.

“Company Superior Offer” has the meaning set forth in Section 4.5(a)(ii)(B).

“Company Trade Secrets” has the meaning set forth in Section 2.9(k).

“Company Voting Agreements” has the meaning set forth in the Recitals.

“Confidentiality Agreement” means that certain confidential disclosure agreement, dated as of October 23, 2015, by and between the Company and Saffron.

“Contemplated Transactions” means the transactions proposed under this Agreement, including the Merger and Reverse Stock Split.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, arrangement, understanding, obligation, commitment or instrument that is legally binding, whether written or oral.

“Convertible Debt” means outstanding convertible promissory notes issued by the Company to certain lenders pursuant to the Company Private Placement, that certain Note Purchase Agreement, dated as of September 16, 2011, as amended, and that certain Assignment and Issuance Agreement, dated as of September 14, 2011.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 1.8(a).

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all equity compensation, retention, bonus, incentive, severance , deferred compensation, supplemental income, vacation, profit sharing, executive compensation,

, change in control, material fringe benefit, vacation, retiree benefit, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement and all other written employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137.  In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), violation, charge, lease, license, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind or charge of any kind (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against either the Company or Saffron, as the case may be, or any subsidiary, stockholder or Affiliate thereof, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” means Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local Laws as in effect on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Sections 2.14(h)(ii) and 3.14(h)(ii) hereof, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall be equal to 5.5740.

“FDA” has the meaning set forth in Section 2.12(b).

“FDCA” has the meaning set forth in Section 2.12(b).

“Fractional Share Cash Amount” has the meaning set forth in Section 1.5(c).

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“Health Care Law” has the meaning set forth in Section 2.12(c).

“HSP Assets” means any and all assets relating to Saffron’s development of oncology medicines, including, but not limited to, any and all assets relating to the ganetespib, STA-12-8666 and HSP90 compounds.

“Indebtedness” means Liabilities (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (d) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (e) under leases required to be accounted for as capital leases under GAAP, or (f) guarantees relating to any such Liabilities.

“Intellectual Property” means any and all of the following, as they exist throughout the world: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);  (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Intervening Event” means any event, change, effect, development, condition or occurrence that (a) does not relate to any Saffron Acquisition Proposal and (b) is not known and was not reasonably foreseeable to the Board of Directors of Saffron as of the date hereof.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of Saffron” means the actual knowledge of the chief executive officer and chief financial officer of Saffron, after due inquiry by each such individual of each such individual’s direct reports.

“Knowledge of the Company” means the actual knowledge of Fred Craves, Ph.D. and Rebecca Taub, M.D. after due inquiry by each such individual of each such individual’s direct reports.

“Law” or “Laws” means any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security.

“Legal Proceeding” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

“Liability” has the meaning set forth in Section 2.11.

“Merger” has the meaning set forth in the Recitals.

“Merger Shares” has the meaning set forth in Section 1.5.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” means an employee pension benefit plan or welfare benefit plan described in Section 4001(a)(3) of ERISA.

“Net Cash” means, as of any particular time, (x) Saffron’s cash and cash equivalents, short-term investments, net and restricted cash, plus (y) accounts receivable, minus (z) the aggregate of the following obligations and liabilities of Saffron, calculated without duplication:

(i)                                     All accounts payable and severance payments;

(ii)                                  All Indebtedness of Saffron for borrowed money or in respect of capitalized leases or the purchase of assets of Saffron (including all principal, accrued interest thereon (and if such Indebtedness is not prepayable, all remaining interest to be paid or accrued through maturity thereof)), and any other amounts payable to the holders of such Indebtedness as a result of or in connection with, the consummation of the Contemplated Transactions);

(iii)                               All out-of-pocket closing or transactional costs in connection with the Contemplated Transactions (excluding any stockholder litigation relating to this Agreement or any of the Contemplated Transactions and excluding the Fractional Share Cash Amount), including amounts payable to financial advisors (including investment banks), attorneys, accountants or proxy solicitors that are paid, incurred or expected to be incurred, payable or subject to reimbursement by Saffron; and

(iv)                              Only those accrued expenses not already contemplated by clauses (i), (ii) and (iii) above, resulting from any incurred but yet unbilled professional fees, clinical costs, preclinical costs or operational costs pertaining to goods or services previously provided to Saffron as of the month end date prior to the Closing.

“Net Cash Condition” has the meaning set forth in Section 8.6.

“Net Cash Schedule” has the meaning set forth in Section 5.4.

“Notice Period” has the meaning set forth in Section 4.5(b)(iv).

“Official” has the meaning set forth in Section 2.22.

“Ordinary Course of Business” means with respect to a Party, the ordinary and usual course of normal day-to-day operations of such Party, except that with respect to Saffron and its Subsidiaries, “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of Saffron and its Subsidiaries from and after March 1, 2016 and/or consistent with the operating plans delivered to the Company.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Party” or “Parties” means Saffron, Merger Sub and the Company.

“Permit” means any franchise, authorization, approval, Order, consent, license, certificate, permit, registration, qualification or other right or privilege.

“Permitted Encumbrances” means (i) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or being contested in good faith by appropriate proceedings, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, and (iii) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property leased by the Company and being transferred to Saffron or Merger Sub at Closing which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, and (iv) with respect to Leased Real Property only, Encumbrances (including Indebtedness) encumbering the fee title interested in any Leased Real Property which are not attributable to the Company.  Notwithstanding the foregoing, any

Encumbrances for Indebtedness of the Company as of the Closing will not be a Permitted Encumbrance.

“Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“PHSA” has the meaning set forth in Section 2.12(b).

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Proxy Statement” has the meaning set forth in Section 5.1(a).

“Registration Statement” has the meaning set forth in Section 5.1.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Representatives” means the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of the Company, Merger Sub, Saffron or any of their respective Subsidiaries, as the case may be.

“Reverse Stock Split” has the meaning set forth in Section 5.15.

“Saffron” has the meaning set forth in the Preamble.

“Saffron Acceptable Confidentiality Agreement” has the meaning set forth in Section 4.5(b).

“Saffron Acquisition Proposal” has the meaning set forth in Section 4.5(b)(ii)(A).

“Saffron Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Saffron Leased Real Property that materially affect or may materially affect the tenancy at any Saffron Leased Real Property.

“Saffron Balance Sheet” has the meaning set forth in Section 3.13(b).

“Saffron Business” means the business of Saffron and any Subsidiary as currently conducted and currently proposed to be conducted.

“Saffron Bylaws” means the Restated By-laws of Saffron, as amended and in effect on the date hereof.

“Saffron Change of Recommendation” has the meaning set forth in Section 4.5(b)(iii).

“Saffron Change of Recommendation Notice” has the meaning set forth in Section 4.5(b)(iv).

“Saffron Charter” means the Restated Certificate of Incorporation of Saffron, as amended and in effect on the date hereof.

“Saffron Common Stock” means the common stock, par value $0.001 per share, of Saffron.

“Saffron Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which Saffron is a party.

“Saffron Copyrights” has the meaning set forth in Section 3.9(a).

“Saffron Contingent Workers” has the meaning set forth in Section 3.15(b).

“Saffron Disclosure Schedule” has the meaning set forth in Section 3.

“Saffron Employee Programs” has the meaning set forth in Section 3.14(a).

“Saffron Financial Statements” has the meaning set forth in Section 3.5(c).

“Saffron Intellectual Property” means all Intellectual Property owned by Saffron or any of its Subsidiaries or used or held for use by Saffron or any of its Subsidiaries in the Saffron Business and all Saffron Products.  “Saffron Intellectual Property” includes, without limitation, Saffron Products, Saffron Patents, Saffron Marks, Saffron Copyrights and Saffron Trade Secrets.

“Saffron Leased Real Property”  means the real property leased, subleased or licensed by Saffron, or any Subsidiary thereof, that is related to or used in connection with the Saffron Business, and the real property leased, subleased or licensed by Saffron or any Subsidiary thereof, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by Saffron or any Subsidiary thereof, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Saffron Leases” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of Saffron Leased Real Property.

“Saffron Licenses-In” has the meaning set forth in Section 3.9(a).

“Saffron Licenses-Out” has the meaning set forth in Section 3.9(a).

“Saffron Marks” has the meaning set forth in Section 3.9(a).

“Saffron Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a)  have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Saffron and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Saffron Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Saffron and its Subsidiaries, taken as a whole; (ii) changes in or affecting the industries in which Saffron operates to the extent they do not disproportionately affect Saffron and its Subsidiaries, taken as a whole, in any material respect;  (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of the Company or expressly required by this Agreement; (v) any changes in or affecting research and development, clinical trials or other drug development activities conducted by or on behalf of Saffron or its Subsidiaries in respect of Saffron Products or any other product candidates; (vi) continued losses from operations or decreases in cash balances of Saffron or any of its Subsidiaries or on a consolidated basis among Saffron and its Subsidiaries; and (vii) any reductions, either voluntary or involuntary, in Saffron’s workforce; or (b) prevent or materially delay the ability of Saffron and Merger Sub to consummate the Contemplated Transactions, in each case when viewed on a long-term or short-term basis. No change, circumstance, condition, development, effect, event, occurrence, result or state of facts relating to the HSP Assets shall be taken into account in determining whether there has been a Saffron Material Adverse Effect.

“Saffron Material Contract” has the meaning set forth in Section 3.10.

“Saffron Owned Real Property” means the real property in which Saffron or any of its Subsidiaries has any fee title (or equivalent).

“Saffron Patents” has the meaning set forth in Section 3.9(a).

“Saffron Permits” has the meaning set forth in Section 3.12(b).

“Saffron Preferred Stock” means the preferred stock, par value $0.001 per share, of Saffron.

“Saffron Products” means ganetespib, STA-12-8666 and the other products described in the Saffron Patents.

“Saffron Qualified Bidder” has the meaning set forth in Section 4.5(b)(i).

“Saffron Recommendation” has the meaning set forth in Section 5.2(b)(ii).

“Saffron Regulatory Agency” has the meaning set forth in Section 3.12(b).

“Saffron Restricted Stock Award” or “Saffron Restricted Stock Awards” means awards of restricted stock issued under any of the Saffron Stock Option Plans.

“Saffron Restricted Stock Unit Award” or “Saffron Restricted Stock Unit Awards” means awards of restricted stock units issued under any of the Saffron Stock Option Plans.

“Saffron SEC Reports” has the meaning set forth in Section 3.5(a).

“Saffron Stock Option Plans” means Saffron’s 2015 Stock Plan, Amended and Restated 2006 Stock Plan and 2001 Stock Plan.

“Saffron Stock Options” means options to purchase Saffron Common Stock issued under any of the Saffron Stock Option Plans.

“Saffron Stockholder Approval” has the meaning set forth in Section 3.24.

“Saffron Stockholder Meeting” has the meaning set forth in Section 5.2(b)(i).

“Saffron Stockholder Proposals” has the meaning set forth in Section 5.2(b)(i).

“Saffron Stockholders” shall mean the holders of the capital stock of Saffron immediately prior to the Effective Time.

“Saffron Superior Offer” has the meaning set forth in Section 4.5(b)(ii)(B).

“Saffron Trade Secrets” has the meaning set forth in Section 3.9(k).

“Saffron Voting Agreements” has the meaning set forth in the Recitals.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, windfall, use, service, service use, license, net worth, payroll, pension, franchise, environmental (including taxes under Section 59A of the Code), severance, transfer, capital stock and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not, and shall also include any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Return” means any report, return, document, declaration, election, schedule or other information or filing, or any amendment thereto, required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

“Third Party Intellectual Property” has the meaning set forth in Section 2.9(f).

“Voting Agreements” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 2.15(b).